SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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McKesson Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION
The 2005 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 27, 2005 at 8:30 a.m. at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California to:

•	Elect three directors to three-year terms;

•	Approve our 2005 Stock Plan;

•	Approve our 2005 Management Incentive Plan;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006;

•	Act on a stockholder proposal, if properly presented at the meeting; and

•	Conduct such other business as may properly be brought before the meeting.
Stockholders of record at the close of business on May 31, 2005 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.
YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

By Order of the Board of Directors

Ivan D. Meyerson
Executive Vice President, General Counsel
and Secretary
One Post Street
San Francisco, CA 94104-5296
June 15, 2005

i

ii

PROXY STATEMENT
General Information
Proxies and Voting at the Meeting
The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 27, 2005 (the “Meeting”), and at any adjournment or postponement of the Meeting. This proxy statement includes information about the issues to be voted upon at the Meeting.
On June 16, 2005, the Company began delivering these proxy materials to all stockholders of record at the close of business on May 31, 2005 (the “Record Date”). On the Record Date, there were approximately 302,109,975 shares of the Company’s common stock outstanding and entitled to vote. You have one vote for each share of common stock you held on the Record Date, including: shares held directly in your name as the stockholder of record; held for you in an account with a broker, bank or other nominee; or allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).
You can revoke your proxy at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.
If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card.
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following their instructions.
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted FOR:

•	The election of three directors to three-year terms; and

•	The approval of the 2005 Stock Plan; and

•	The approval of the 2005 Management Incentive Plan; and

•	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006; and
AGAINST the stockholder proposal.
We know of no other matters to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.
Attendance at the Meeting
If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary, One Post Street, 33rd Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan
For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy includes all full shares of common stock held in your DRP account on the Record Date for the Meeting, as well as your shares held of record.
Vote Required and Method of Counting Votes
The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker nonvotes (defined below) will be considered present for quorum purposes. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting is required for the approval of the 2005 Stock Plan, the approval of the 2005 Management Incentive Plan, ratification of the appointment of Deloitte & Touche LLP and the approval of the stockholder proposal. In the election of directors, broker nonvotes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the approval of the 2005 Stock Plan, the approval of the 2005 Management Incentive Plan, the ratification of the appointment of Deloitte and Touche and the approval of the stockholder proposal, abstentions from voting will have the same effect as voting against such matter and broker nonvotes, if any, will be disregarded and have no effect on the outcome of such vote. Generally, broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.
Profit-Sharing Investment Plan
Participants in the Company’s PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose. In general, the PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.
List of Stockholders
The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, during ordinary business hours, at our principal executive offices at One Post Street, San Francisco, California, by contacting the Secretary of the Company.
Online Access to Annual Reports on Form 10-K and Proxy Statements
The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended March 31, 2005 are available on our website at www.mckesson.com. Instead of receiving future copies of the Annual Report on Form 10-K and the Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents.
Stockholders of Record: If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, Proxy Statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: http://www.giveconsent.com/mck. The proxy card also contains a consent to receive these documents electronically.
Beneficial stockholders: If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive copies of the Annual Report on Form 10-K and the Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.
If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by e-mail at investors@mckesson.com.
PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors
The Board of Directors (the “Board”) is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting.
The terms of office of the directors designated as nominees will expire at the 2005 annual meeting. The Board has nominated each of the nominees for re-election for a three-year term that will expire at the annual meeting to be held in 2008, and until their successors are elected and qualified.
The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees and the continuing directors.
Nominees
The Board of Directors recommends a vote FOR all Nominees.

Marie L. Knowles Executive Vice President, Chief Financial Officer, Retired ARCO
Ms. Knowles, age 58, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is a director of Phelps Dodge Corporation and a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chairman of the Audit Committee and a member of the Finance Committee.

Jane E. Shaw Chairman of the Board and Chief Executive Officer Aerogen, Inc.
Dr. Shaw, age 66, has been Chairman of the Board and Chief Executive Officer of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, since 1998. She announced her intention to retire as Chief Executive Officer of that company effective June 30, 2005. She is a director of Office Max Incorporated and Intel Corporation. Dr. Shaw has been a director of the Company since 1992. She is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Richard F. Syron Chairman of the Board and Chief Executive Officer Freddie Mac
Mr. Syron, age 61, has been Chairman and Chief Executive Officer of Freddie Mac since December 2003. He was Executive Chairman of Thermo Electron Corporation since November 2002 and Chairman of the Board since January 2000. He was Chief Executive Officer at Thermo Electron from June 1999 until November 2002, and President from June 1999 to July 2000. From April 1994 until May 1999, Mr. Syron was the Chairman and Chief Executive Officer of the American Stock Exchange Inc. He has been a director of the Company since March 2002. He is a member of the Compensation Committee and the Chairman of the Committee on Directors and Corporate Governance.
Directors Continuing in Office
Directors Whose Terms will Expire in 2006

Wayne A. Budd Senior Counsel Goodwin Procter LLP
Mr. Budd, age 63, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now

Verizon Communications, Inc.). From 1994 to 1997, he was a Commissioner, United States Sentencing Commission and from 1993 to 1996, Mr. Budd was a senior partner at the law firm of Goodwin Procter. From 1992 to 1993, he was an Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. He is a director of Premcor, Inc. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Alton F. Irby III Partner Tricorn Partners LLP
Mr. Irby, age 64, is a founding partner of Tricorn Partners LLP, a privately held investment bank. He was a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, was Chairman of Cobalt Media Group from January 2000 to July 2003, and was Chairman and Chief Executive Officer of HawkPoint Partners from 1997 until 2000. He is the chairman of ContentFilm plc and he also serves as a director of Penumbra Ltd. and Edmiston & Co. He is also a director of an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. Mr. Irby has been a director of the Company since 1999. He is Chairman of the Compensation Committee and a member of the Finance Committee.

David M. Lawrence, M.D. Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals
Dr. Lawrence, age 64, has been Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals since May 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is a director of Agilent Technologies and Raffles Medical Group, Inc. Dr. Lawrence has been a director since January 2004. He is a member of the Compensation Committee.

James V. Napier Chairman of the Board, Retired Scientific-Atlanta, Inc.
Mr. Napier, age 68, retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications manufacturing company, in November 2000. He had been the Chairman of the Board since 1993. He is also a director of Engelhard Corporation, Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of the Company since 1999. He is a member of the Finance Committee.
Directors Whose Terms Will Expire in 2007

John H. Hammergren Chairman of the Board, President and Chief Executive Officer
Mr. Hammergren, age 46, was named Chairman of the Board effective July 31, 2002 and was named President and Chief Executive Officer of the Company effective April 1, 2001. He was Co-President and Co-Chief Executive Officer of the Company from July 1999 until April 2001. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999; Group President, McKesson Health Systems from 1997 to 1999 and Vice President of the Company since 1996. He is a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC, entities in which the Company holds interests. He has been a director of the Company since 1999.

M. Christine Jacobs President and Chief Executive Officer Theragenics Corporation
Ms. Jacobs, age 54, is the President and Chief Executive Officer of Theragenics Corporation, a cancer treatment products manufacturing and distributing company. She also held the position of Chairman from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Robert W. Matschullat Vice Chairman and Chief Financial Officer, Retired The Seagram Company Ltd.
Mr. Matschullat, age 57, is a private equity investor. He was Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. from 1995 to 2000. Previously, he was head of worldwide investment banking for Morgan Stanley & Co. Incorporated and from 1992 to 1995, was a director of Morgan Stanley Group. Mr. Matschullat is a director of The Clorox Company and of The Walt Disney Company. He has been a director of the Company since October 2002. He is Chairman of the Finance Committee and a member of the Audit Committee.
Corporate Governance
The Board of Directors is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities of the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the New York Stock Exchange (the “NYSE”). The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as the charters for the Audit, Compensation and Finance Committees, and its Committee on Directors and Corporate Governance, all of which can be found on the Company’s website at www.mckesson.com under the caption Governance and are described more fully below. Copies of these documents may be obtained from the Corporate Secretary, One Post Street, 33rd Floor, San Francisco, California 94104.
Codes of Business Conduct and Ethics
The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption Governance and copies may be obtained from the Corporate Secretary. The Company intends to post any amendments to, or waivers from, its Senior Financial Managers’ Code on its website.
The Board, Committees and Meetings
The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. Its goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of ten members, all of whom are independent with the exception of the Chairman. The Company has, for many years, had standing committees, currently the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees has a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE listing requirements (the “Applicable Rules”). Each of these charters requires an annual review by its committee. All of the members of the committees are independent. The members of each standing committee are elected by the Board each year for a term of one year or until his or her successor is elected. The members of the committees are identified in the table below.

Corporate
Director	Audit	Compensation	Governance	Finance

Wayne A. Budd	X		X

Alton F. Irby III		Chair		X

M. Christine Jacobs		X	X

Marie L. Knowles	Chair			X

David M. Lawrence		X

Robert W. Matschullat	X			Chair

James V. Napier				X

Jane E. Shaw	X		X

Richard F. Syron		X	Chair

Audit Committee
The Audit Committee is responsible for, among other things, reviewing the annual audited financial statements filed in the Annual Report on Form 10-K with management, including major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements; reviewing with financial management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with the Applicable Rules for corporate audit committees. The Audit Committee met nine times during the fiscal year ended March 31, 2005 (“FY 2005”).

Audit Committee Financial Expert
The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined in the listing standards of the NYSE and in accordance with the Company’s additional standards.
Compensation Committee
The Compensation Committee has responsibility for, among other things, reviewing and approving the corporate goals and objectives relevant to the CEO’s compensation, and evaluating the CEO’s performance in light of those objectives; making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers; approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants (unless such responsibility is delegated pursuant to the applicable stock plan); interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Committee determines are appropriate; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Committee or the Board deems necessary or appropriate. The Compensation Committee met four times during FY 2005.
Finance Committee
The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and approving the principal terms and conditions of securities that may be issued by the Company. The Finance Committee met four times during FY 2005.
Committee on Directors and Corporate Governance
The Committee on Directors and Corporate Governance has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and committee composition; and advising the Board regarding director compensation and administering the directors’ equity plan. The Committee on Directors and Corporate Governance met three times during FY 2005.

Nominations for Director
To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Committee on Directors and Corporate Governance considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm retained by the Committee, Company executives and other stockholders. Stockholders who wish to propose a director candidate for consideration by the Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, San Francisco, CA 94104. All proposals for nomination received by the Secretary will be presented to the Committee for its consideration. The Committee and the Company’s CEO will interview those candidates that meet the criteria, and the Committee will select nominees that best suit the Board’s needs. A stockholder who wishes to nominate a director must comply with certain procedures set forth in the Company’s Restated By-Laws, and within the appropriate time frames set forth under the heading “Stockholder Proposals for the 2006 Annual Meeting” found at the end of this Proxy Statement.
In evaluating candidates for the Board of Directors, the Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values, consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominees’ skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity. Insofar as a majority of members is concerned, directors must manifest independence as defined by the NYSE.
Board and Meeting Attendance
During FY 2005, the Board of Directors met six times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the Annual Meeting of Stockholders, and eight of the ten directors attended the meeting held in calendar 2004.
Corporate Governance Guidelines
The Board for many years has had Directorship Practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, in 2003 adopted Corporate Governance Guidelines which address matters including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession and an annual performance evaluation of the Board. The Committee on Directors and Corporate Governance is responsible for overseeing the Guidelines and annually assessing their adequacy. The Board most recently approved revised Corporate Governance Guidelines on

April 28, 2005, which can be found on the Company’s website at www.mckesson.com under the caption Governance.
Director Independence
Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all of the relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. The Board has established standards to assist it in making a determination of director independence, which go beyond the criteria required by the NYSE. A Director will not be considered independent if, within the preceding five years:

a) The director receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

b) The director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

c) The director is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

d) The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for at least 2% of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

e) The director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2% of the respective company’s total assets measured as of the last completed fiscal year;

f) The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions are more than 5% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose).

g) For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.
These standards can also be found on the Company’s website at www.mckesson.com under the caption Governance. Provided that no relationship or transaction exists that would disqualify a director under the standards, and no other relationship or transaction exists of a type not specifically mentioned in the standards, that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying those standards, and all other applicable laws, rules or regulations, the Board has determined that each of the current directors, namely Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, M.D., Robert W. Matschullat, James V. Napier, Jane E. Shaw and Richard F. Syron is independent, with the exception of John H. Hammergren.
Executive Sessions of the Board
The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually each July among the committee chairs. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors meetings. Alton F. Irby III, Chairman of the Compensation Committee is the current Presiding Director until his successor is chosen by the other independent directors at the Board’s meeting in July.
Communications with Directors
Stockholders may communicate with the Presiding Director or any of the directors by addressing their correspondence to the board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, One Post Street, 33rd Floor, San Francisco, CA 94104, or via e-mail to “presidingdirector@mckesson.com” or to “nonmanagementdirectors@mckesson.com”. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are not relevant to and consistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. The Corporate Secretary’s office maintains a log of all correspondence received by the Company that is addressed to members of the Board. Directors may review the log at any time, and request copies of any correspondence received.
Director Compensation
The Company believes that compensation for independent directors should be competitive and should encourage increased ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual retainer and meeting fees. Committee Chairs receive an additional annual retainer. Effective July 1, 2005, the annual cash retainer will be increased to $50,000 from $40,000; meeting fees will remain at $1,500 for each Board or Finance, Compensation, or Governance Committee meeting attended and $2,000 for each Audit Committee meeting attended. Committee Chairs’ annual retainer will remain at $5,000 for the Finance, Compensation and Governance Committees and $15,000 for the Audit Committee.
Under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, (the “Directors’ Plan”) each director is required to defer 50% of his or her annual retainer into either restricted stock units (“RSUs”) or nonstatutory stock options. Each director may also defer the remaining 50% of the annual retainer into RSUs, options, or into the Company’s deferred compensation plan (“DCAP II”), or may elect to receive cash. Meeting fees may be deferred into RSUs or DCAP II or may be paid in cash. Directors are also paid their reasonable expenses for attending Board and committee meetings. If the 2005 Stock Plan is adopted by the stockholders at the Annual Meeting, the Directors’ Plan will be replaced by the 2005 Stock Plan and directors will be allowed to receive their annual retainers and meeting fees in cash or defer their cash compensation into DCAP II.
Currently, each January directors are also granted nonstatutory stock options on 7,500 shares of the Company’s common stock. These options are granted at fair market value on the date of grant, vest in one year, and have a term of ten years. If the 2005 Stock Plan is adopted by the stockholders at the Annual Meeting, each July the directors will receive an automatic annual RSU grant in an amount not to exceed 5,000 units, and currently set at 2,500 RSUs, in lieu of the grant of nonstatutory stock options. The RSUs will vest immediately; however, receipt of the underlying stock will be deferred until such time as the director leaves the Board. (see Appendix A, The 2005 Stock Plan for a more complete description of the RSUs.)
Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. Alton F. Irby III is also a director of McKesson Information Solutions UK Limited, an indirect wholly-owned subsidiary of the Company, and currently receives 20,000 pounds sterling per year for his service as a Board member of that company.
Director Stock Ownership Guidelines
The Board has adopted Director Stock Ownership Guidelines pursuant to which directors are expected to own shares or share equivalents of McKesson common stock equal to three times the annual board retainer, within three years of joining the Board.
Indemnity Agreements
The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law. See Certain Legal Proceedings at page 41.

PRINCIPAL STOCKHOLDERS
Security Ownership of Certain Beneficial Owners
The following table sets forth, as of December 31, 2004, unless otherwise noted, information regarding ownership of the Company’s outstanding common stock by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership		Percent of Class*

Wellington Management Company, LLP 75 State Street Boston, MA 02109	41,106,420	(1)	13.92
Legg Mason Funds Management, Inc. Legg Mason Capital Management, Inc. Legg Mason Focus Capital, Inc. 100 Light Street Baltimore, MD 21202	29,304,691	(2)	9.93
FMR Corp. 82 Devonshire Street Boston, MA 02109	16,800,468	(3)	5.69
Vanguard Specialized Funds — Vanguard Health Care Fund 100 Vanguard Boulevard Malvern, PA 19355	16,207,750	(4)	5.49

*	Based on 295,198,740 common shares outstanding as of December 31, 2004.

(1)	This information is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP, as investment adviser, and reports shared voting power with respect to 21,716,498 shares and shared dispositive power with respect to 41,106,420 shares.

(2)	This information is based on a Schedule 13G filed with the SEC by Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., and Legg Mason Focus Capital, Inc. As a group, they report shared voting power and dispositive power with respect to 29,304,691 shares.

(3)	This information is based upon a Schedule 13G filed with the SEC by FMR Corp. and reports voting and dispositive power as follows: Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. is the beneficial owner of 14,522,130 shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 1,429,734 shares; and Strategic Advisors, Inc., a wholly owned subsidiary of FMR Corp. is the beneficial owner of 404 shares. Edward C. Johnson 3d, and FMR Corp. through their control of Fidelity and the Fidelity Funds, each has sole dispositive power with respect to 14,522,130 shares and Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. Edward C. Johnson 3d and FMR Corp., through their control of Fidelity Management Trust Company, each has sole dispositive power and sole voting power with respect to 1,429,734 shares. Fidelity International Limited, Pembroke Hall, 42 Crowe Lane, Hamilton, Bermuda is the beneficial owner of 848,200 shares.

(4)	This information is based on a Schedule 13G filed with the SEC by Vanguard Specialized Funds — Vanguard Health Care Fund and reports sole voting power and shared dispositive power with respect to 16,207,750 shares.

Security Ownership of Directors and Executive Officers
The following table sets forth, as of May 31, 2005, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by (i) each Named Executive Officer, as defined on page 32, (ii) each director, and (iii) all directors and executive officers as a group. The table also includes the number of shares subject to outstanding options to purchase common stock of the Company which are exercisable within 60 days of May 31, 2005.

	Shares of Common Stock
Name of Individual	Beneficially Owned(1)		Percent of Class

Wayne A. Budd	11,380	(2)(4)(5)	*
Jeffrey C. Campbell	142,490	(4)	*
John H. Hammergren	6,958,967	(4)	2.3%
Alton F. Irby III	127,171	(2)(4)(5)	*
M. Christine Jacobs	82,923	(2)(4)	*
Paul C. Julian	2,392,708	(4)	*
Marie L. Knowles	25,553	(2)(4)	*
David M. Lawrence	9,752	(2)(4)	*
Robert W. Matschullat	26,656	(2)(4)	*
Ivan D. Meyerson	1,178,790	(4)(6)	*
James V. Napier	127,488	(2)(4)	*
Pamela J. Pure	520,299	(4)(7)	*
Jane E. Shaw	97,380	(2)(3)(4)(5)	*
Richard F. Syron	30,358	(2)(4)	*
All Directors and Executive Officers as a group (16 Persons)	12,428,637	(2)(3)(4)(5)(6)(7)	4.11%

*	Less than 1%

(1)	Represents shares held as of May 31, 2005 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of common stock owned by each director or executive officer represents less than 1% of the outstanding shares of such class, with the exception of Mr. Hammergren who owns 2.3%. All directors and executive officers as a group own 4.11% of the outstanding shares of common stock.

(2)	Includes RSUs accrued under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan as follows: Mr. Budd, 1,905 units; Mr. Irby, 1,918 units; Ms. Jacobs, 4,721 units; Ms. Knowles, 1,649 units; Dr. Lawrence, 2,252 units; Mr. Matschullat, 961 units; Mr. Napier, 2,417 units; Dr. Shaw, 14,361 units; Mr. Syron, 2,957 units; and all non-employee directors as a group, 33,141 units. Directors have neither voting nor investment power in respect of such units.

(3)	Includes 5,281 common stock units accrued under the Directors’ Deferred Compensation Plan for Dr. Shaw. Dr. Shaw has neither voting nor investment power in respect of such units.

(4)	Includes shares that may be acquired by exercise of stock options within 60 days of May 31, 2005 as follows: Mr. Budd, 9,375; Mr. Campbell, 95,000; Mr. Hammergren, 6,513,516; Mr. Irby, 115,453; Ms. Jacobs, 77,202; Mr. Julian, 2,245,000; Ms. Knowles, 23,904; Mr. Lawrence, 7,500; Mr. Matschullat, 25,695; Mr. Meyerson, 1,034,000; Mr. Napier, 107,071; Ms. Pure, 497,500; Dr. Shaw, 66,706; Mr. Syron, 27,401; and all directors and executive officers as a group, 11,485,323.

(5)	Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Mr. Budd, 100 shares; Mr. Irby, 1,500 shares; Dr. Shaw, 11,032 shares; and those directors as a group, 12,632 shares.

(6)	Includes 1,400 shares held by Mr. Meyerson as custodian for his minor child and for which beneficial ownership is disclaimed.

(7)	Includes 681 shares owned by Ms. Pure’s spouse.

Item 2.	Approval of 2005 Stock Plan
The Board of Directors recommends a vote FOR the 2005 Stock Plan
We are asking our stockholders to approve the 2005 Stock Plan (the “2005 Plan”), which the Board of Directors approved on May 25, 2005. The purpose of the 2005 Plan is to provide stock-based compensation to employees and non-employee members of the Board to promote close alignment between the interests of employees, directors and stockholders. Included in the 2005 Plan are 13 million newly authorized shares to be issued in accordance with the terms of the plan. If the stockholders approve the 2005 Plan, it will replace the 1999 Stock Option and Restricted Stock Plan (the “1999 Plan”), the 1997 Directors’ Equity Compensation and Deferral Plan (the “Directors’ Plan”) and the 1998 Canadian Incentive Plan (the “Canadian Plan”), all in advance of their expiration, and the aggregate remaining 10.7 million authorized shares under these plans as of the Record Date (the “Currently Available Shares”), will be cancelled. The 2005 Plan will become the only plan for providing stock-based incentive compensation to employees and non-employee directors of the Company and its affiliates. After giving effect to the cancellation of the Currently Available Shares, the Company is seeking only an additional 2.3 million new shares under the 2005 Plan.
The 2005 Plan is an “omnibus” plan that provides for a variety of equity and equity-based award vehicles. The 2005 Plan will allow for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other share-based awards.
The stockholders’ approval of the 2005 Plan will allow the Compensation Committee the ability to continue to grant stock awards that qualify as “performance-based compensation,” thereby preserving the Company’s tax deduction under Internal Revenue Code Section 162(m) (“Section 162(m)”).
With Approval of the 2005 Plan, the Company intends to:

•	Significantly reduce its annual stock compensation grant rate so that at standard grant levels the grant rate is about 1.5% of total shares outstanding.

•	Increase the use of performance shares and RSUs, and allow for the use of other equity vehicles as determined by the Compensation Committee to be the most appropriate to attract, retain and motivate employees, and at the same time significantly reduce the use of options.

•	Eliminate the non-stockholder-approved 1999 Plan and the Canadian Plan as well as the stockholder-approved Directors’ Plan. Upon approval of the 2005 Plan, the Currently Available Shares will be cancelled and no further grants will be made from these plans; however the terms and conditions governing existing grants will continue to apply to the outstanding grants under those plans.
Significant features of the 2005 Plan are:

•	A maximum of 13,000,000 shares will be available for grants of all equity awards, which, after the cancellation of the Currently Available Shares, will result in a net increase of only 2.3 million new shares.

•	The Company intends to use “flexible share counting”. That is, for each share of stock issued in connection with a restricted stock award, restricted stock unit award, performance share, stock-settled stock appreciation right or other similar awards, the Company will reduce the number of shares available for future issuance by two shares, and for each share of stock issued in connection with an option, by one share.

•	A reduction in the maximum aggregate number of shares or share-equivalents that may be subject to restricted stock awards, RSUs, performance shares or other share-based awards granted to a participant in any plan year from 600,000 under the prior plans to 500,000.

•	Performance against goals will be used to determine a substantial portion of the equity and equity-based awards granted to officers. When option expensing is required, a majority of all equity-based awards will be based on performance against goals.

•	Vesting of restricted stock and RSUs would generally be a three-year cliff vest and options generally vest over four years.

•	Repricing and option exchange programs are prohibited without stockholder approval.

•	Discounted options and reload options are prohibited.

•	Options and stock appreciation rights will have a seven-year life, reduced from a maximum of ten years under the prior plans.

•	Non-employee directors will receive annual grants of RSUs rather than options.

•	Shares of common stock that are tendered to the Company to pay the exercise price of any stock option or stock appreciation right or to satisfy tax withholding cannot be restored to the 13,000,000 pool of shares.
Recent History of Stock Compensation at McKesson
Prior to the January 1999 acquisition of the former HBO & Company (“HBOC”), it had been McKesson’s policy to make equity grants to approximately 800 of its key employees. As a result of the HBOC acquisition, the number of active optionees sharply increased to approximately 3,400 as HBOC’s stock option program was a broad-based one, given the nature of its business in the medical software market. Option grants were made at the beginning of 1999, shortly after the completion of the acquisition, with an exercise price of $73. After the Company announced in April 1999 that it would restate earnings, which was triggered by the discovery of improper revenue recognition at HBOC, the Company’s stock price dropped significantly. Those involved in the accounting improprieties at HBOC were terminated from that company, numerous management changes were made, and a very substantial effort was undertaken to stabilize the acquired business, improve its performance and integrate it into McKesson. Additionally, employee retention and morale became a significant issue for the Company overall, both as a result of the problems at HBOC, and the lure of other perceived opportunities presented by the “dot.com” boom. The Board determined that additional options should be granted to the senior executives charged with returning the Company to its historically stable course, as well as to the employees who were concurrently working diligently to improve the Company’s operating performance and financial results. Additionally, during this time, the Company was competing for talent in both the San Francisco Bay Area and in the Atlanta area, where sizable and frequent option grants were the norm. These additional option grants made in late 1999 through 2001 were deemed essential to successfully retaining, motivating and incenting the Company’s executives, and improving the Company’s performance. All of the foregoing circumstances combined to produce the current overhang rates at the Company today. However, since 2000, the Compensation Committee has reduced the Company’s “option run rate”(1) from a high of 8.7% to approximately 2.1% in FY 2005 in recognition of both changing compensation practices and the Company’s existing overhang levels.(2)
The Company’s large pharmaceutical distribution business has faced recent challenges as the historical pricing model utilized by pharmaceutical manufacturers is shifting. Despite these recent industry challenges, the Company’s financial results have been solid and its performance has surpassed that of its peers. Notwithstanding these achievements, increases in the Company’s stock price have only recently followed suit and, prior to this calendar year, option exercises have also been slow. For these reasons, the current overhang is at about 18.3% as of the Record Date, again due in large part to the substantial grants made in calendar years 1999 and 2000. If the 2005 Plan is approved, the overhang would be approximately 18.8%.
Over the last two years, the Compensation Committee conducted a thorough review of the Company’s long-term incentive program with the assistance of its independent compensation consultant. As discussed in the Committee’s Report on Executive Compensation beginning on page 27, the executive compensation program that the Committee is in the process of implementing emphasizes performance, and rebalances the cash and equity components of the compensation package. Based on its review, the Committee has also concluded that an equity component remains an essential element of long-term compensation and that its value should depend in part on both market value and internal performance. The purpose of the new 2005 Plan is, in part, to provide the equity compensation component to executive officers under the new executive compensation program. Accordingly the 2005 Plan is an integral part of the new compensation strategy and without the 2005 Plan, this strategy cannot be fully implemented.
While stock ownership is an essential part of the Company’s overall long-term incentive program, going forward, fewer shares will be made available to the employees and directors than in the past. As noted, the Compensation Committee has been reducing the historical “run rate” over the last three fiscal years; and in FY 2005 reached a run rate of 2.1%. The Committee is intent upon reaching a target level of approximately 1.5% annually for standard equity awards in the future.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
2005 Stock Plan Summary
The summary description of the 2005 Plan below is qualified in its entirety by reference to the provisions of the 2005 Plan itself, which is attached as Appendix A to these proxy materials.
Purpose of the 2005 Plan
The purpose of the 2005 Plan is to provide employees and directors of the Company and its affiliates the opportunity to (i) receive equity-based, long-term incentives so that the Company may effectively attract and retain the best available personnel, (ii) promote the success of the Company by motivating employees and directors to superior performance, and (iii) align employee and director interests with the interests of the Company’s stockholders. The 2005 Plan
      1 The option run rate is calculated as the total number of equity-related awards in any given fiscal year divided by the number of common shares outstanding at the end of that fiscal year.
      2 Overhang is calculated as all shares issued and outstanding under plans and shares available for grant under plans divided by (a) common shares outstanding at fiscal year end + (b) shares in the numerator. Equity overhang using common shares outstanding as of the Record Date was 18.3%.

is intended to replace the Company’s other stock-based compensation programs; however, if the 2005 Plan is not approved, the 1999 Plan, the Canadian Plan and the Directors’ Plan will continue to be available for grants to employees, other than executive officers, and to non-employee directors.
2005 Plan Basics

Eligible participants:	Employees and directors of the Company and its affiliates are eligible to receive stock awards under the 2005 Plan, including all of our executive officers and directors and approximately 2,000 – 3,000 other employees.

Types of awards:	Incentive stock options Restricted stock awards Nonstatutory stock options Restricted stock unit awards Stock appreciation rights Performance shares Other share-based awards

Share reserve:	Subject to capitalization adjustments, 13,000,000 shares of common stock are reserved under the 2005 Plan. If any outstanding option or stock appreciation right expires or is terminated or any restricted stock or other share-based award is forfeited, then the shares allocable to the unexercised or forfeited portion of the stock award may again be available for issuance under the 2005 Plan. The reserve of 13,000,000 shares constitutes 4.3% of the Company’s shares outstanding as of the Record Date. After the cancellation of the Currently Available Shares, the result is a net increase of only 2.3 million new shares or less than 1% of the Company’s shares outstanding as of the Record Date.

Limitations:	For any one share of common stock issued in connection with a stock-settled stock appreciation right, restricted stock award, restricted stock unit award, performance share or other share-based award, two shares shall be deducted from the shares available for future grants.

Shares of common stock not issued or delivered as a result of the net exercise of a stock appreciation right or option, shares used to pay the withholding taxes related to a stock award, or shares repurchased on the open market with proceeds from the exercise of options shall not be returned to the reserve of shares available for issuance under the 2005 Plan.

Subject to capitalization adjustments, the maximum aggregate number of shares or share equivalents that may be subject to restricted stock awards, restricted stock units, performance shares or other share-based awards granted to a participant in any fiscal year is 500,000 and the maximum aggregate number of shares or share equivalents that may be subject to the options or share appreciation rights in any fiscal year is 1,000,000.

Term of the Plan:	The Board adopted the 2005 Plan on May 25, 2005. The 2005 Plan is effective immediately subject to approval by the Company’s stockholders under this Proposal, and will terminate on May 24, 2015, unless the Board terminates it earlier.

Capitalization adjustments:	The share reserve, the limitations described above, and the purchase price and number of shares subject to outstanding stock awards may be adjusted (as applicable) in the event of a stock split, reverse stock split, stock dividend, merger, consolidation, reorganization, recapitalization, or similar transaction.

Repricing and option exchange programs:	Not permitted without stockholder approval.

Reload options:	Not permitted.
Options and Stock Appreciation Rights

Term:	Not more than 7 years from the date of grant as compared to 10 years under the prior plans.

Exercise price:	Not less than 100% of the fair market value of the underlying stock on the date of grant.

Method of exercise:	Cash Net exercise Delivery of common stock Any other form of legal (including delivery by attestation) consideration
Restricted Stock Awards; Restricted Stock Unit Awards; Performance Shares; and Other Share-Based Awards

Purchase price:	Determined by the administrator at time of grant; may be zero.

Consideration:	Determined by the administrator at the time of grant; may be in any form permissible under applicable law.

Performance objectives:	The administrator may condition the grant or vesting of stock awards upon the attainment of one or more of the performance objectives listed below, or upon such other factors as the administrator may determine.

• Cash flow
• Cash flow from operations
• Total earnings
• Earnings per share, diluted or basic
• Earnings per share from continuing operations, diluted or basic
• Earnings before interest and taxes
• Earnings before interest, taxes, depreciation and amortization
• Earnings from operations
• Net or gross sales	• Market share
• Economic value added
• Cost of capital
• Change in assets
• Expense reduction levels
• Customer satisfaction
• Employee satisfaction
• Total shareholder return
• Net asset turnover
• Inventory turnover
• Capital expenditures
• Net earnings
• Operating earnings
• Gross or operating margin	• Debt
• Working capital
• Return on equity
• Return on net assets
• Return on total assets
• Return on investment
• Return on capital
• Return on committed capital
• Return on invested capital
• Return on sales
• Debt reduction
• Productivity
• Stock price

To the extent that stock awards (other than stock options and stock appreciation rights) are intended to qualify as “performance-based compensation” under Section 162(m), the performance objectives will be one or more of the objectives listed above.

Adjustment of performance goals:	The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items including, but not limited to, merger, acquisition or other reorganization.

Non-employee director awards:	Each director who is not an employee of the Company may be granted a restricted stock unit on the date of each annual stockholders meeting for up to 5,000 shares (subject to capitalization adjustments) as determined by the Board. Each restricted stock unit award granted to a non-employee director will be fully vested on the date of grant; provided, however, that payment of any shares is delayed until the director is no longer performing services for the Company.

Dividend equivalents:	Dividend equivalents may be credited in respect of shares of common stock equivalents underlying restricted stock unit awards and performance shares as determined by the administrator.

Deferral of award payment:	The administrator may establish one or more programs to permit selected participants to elect to defer receipt of consideration upon vesting of a stock award, the satisfaction of performance objectives, or other events which would entitle the participant to payment, receipt of common stock or other consideration.

All Stock Awards

Vesting	Determined by the administrator at time of grant. The administrator may accelerate vesting at any time. Generally, the vesting schedule is expected to be a three year cliff.

Termination of service:	The unvested portion of the stock award will be forfeited immediately upon a participant’s termination of service with the Company. A limited post-termination exercise period may be imposed on the vested portion of options and stock appreciation rights.

Payment:	Stock appreciation rights and other share-based awards may be settled in cash, stock, or in a combination of cash and stock. Options, restricted stock, restricted stock units and performance shares may be settled only in shares of common stock.

Transferability:	Stock awards are transferable as provided in the applicable stock award agreement.

Other terms and conditions:	The stock award agreement may contain other terms and conditions, including a forfeiture provision as determined by the administrator, that are consistent with the 2005 Plan.
Additional 2005 Plan Terms
Administration. The 2005 Plan may be administered by the Board, or the Board may delegate administration of the 2005 Plan. The Committee on Directors and Corporate Governance of the Board will administer the 2005 Plan with respect to non-employee directors. The Compensation Committee will administer the 2005 Plan with respect to employees; provided, however, that the Board may delegate administration of the 2005 Plan to a director with respect to stock awards made under the 2005 Plan. The Board may further delegate the authority to make option grants. The administrator determines who will receive stock awards and the terms and conditions of such awards. Subject to the conditions and limitations of the 2005 Plan, the administrator may modify, extend or renew outstanding stock awards; provided that an option or stock appreciation right may not be modified, extended or renewed beyond it’s seven year maximum term.
Change in Control. Stock awards may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable stock award agreement as determined by the Compensation Committee on a grant by grant basis or as may be provided in any other written agreement between the Company or any affiliate and the participant; provided, however, that in the absence of such provision, no such acceleration shall occur.
Tax Withholding. Tax withholding obligations may be satisfied by the eligible participant by (i) tendering a cash payment, (ii) authorizing the Company to withhold shares of common stock from the shares of common stock otherwise issuable as a result of the exercise or acquisition of common stock under the stock award, or (iii) delivering to the Company owned and unencumbered shares of common stock.
New Plan Benefits. The amount of awards payable, if any, to any individual is not determinable as awards have not yet been determined by the administrator. However, equity grants made to the Named Executive Officers during FY 2005 are reflected in the tables beginning on page 32.

Federal Income Tax Consequences
The following is a summary of the effect of U.S. federal income taxation on the 2005 Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction in which the recipient of the award may reside. (“Code” is the Internal Revenue Code of 1986, as amended.)
Incentive Stock Options (ISOs). Participants pay no income tax at the time of grant or exercise of an ISO. The participant will recognize long term capital gain or loss on the sale of the shares acquired on the exercise of the ISO if the sale occurs at least two years after the grant date and more than one year after the exercise date. If the sale occurs earlier than the expiration of these holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the exercise date or the difference between the sales price and the exercise price. Any additional gain on the sale will be capital gain. The Company can deduct the amount that the participant recognizes as ordinary income.
Nonstatutory Stock Options and Stock Appreciation Rights. There is no tax consequence to the participant at the time of grant of a nonstatutory stock option or stock appreciation right. Upon exercise, the excess, if any, of the fair market value of the shares over the exercise price will be treated as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.
Restricted Stock. No taxes are due on the grant of restricted stock. The fair market value of the shares subject to the award is taxable as ordinary income when no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Unless an election pursuant to Code Section 83(b) is made (subjecting the value of the shares on the award date to current income tax), income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and the Company will be entitled to a corresponding deduction. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss.
Restricted Stock Units and Performance Shares. No taxes are due upon the grant of the award. The fair market value of the shares subject to the award is taxable to the participant when the stock is distributed to the participant, subject to the limitations of Code Section 409A. The Company may be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.
Section 162(m). Code Section 162(m) denies a deduction for annual compensation in excess of $1 million paid to “covered employees.” “Performance-based compensation” is disregarded for this purpose. Stock option and stock appreciation rights granted under the 2005 Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if their grant or vesting is subject to performance objectives that satisfy Section 162(m).
Deferred Compensation. Stock appreciation rights that are settled in cash, restricted stock awards, restricted stock unit awards and performance shares that may be deferred beyond the vesting date are subject to Code Section 409A limitations. If Section 409A is violated, deferred amounts will be subject to income tax immediately and to penalties equal to (i) 20% of the amount deferred and (ii) interest at a specified rate on the under-payment of tax that would have occurred if the amount had been taxed in the year it was first deferred.

Item 3.	Approval of the 2005 Management Incentive Plan
The Board of Directors recommends a vote FOR the 2005 Management Incentive Plan
In both 1995 and 2000 our stockholders approved the Company’s Management Incentive Plan in order to preserve the Company’s ability to deduct cash bonuses paid to certain officers of the Company. To continue to qualify for this tax-favorable treatment, the Company’s Management Incentive Plan must be approved by the stockholders every five years. Therefore, we are asking our stockholders to approve the 2005 Management Incentive Plan (the “MIP”), which the Board approved on May 25, 2005. The MIP is essentially a continuation and replacement of the existing Management Incentive Plan, with certain revisions.
The purpose of the MIP is to provide annual performance-based cash incentives to certain employees of the Company and to motivate those employees to set and achieve above-average financial and non-financial goals. If the MIP is not approved by the stockholders, the MIP would not be implemented but the Company expects to continue to pay cash bonuses to its employees; and a portion of these bonuses might not be deductible by the Company. Alternatively, if the MIP is approved by the stockholders, the Compensation Committee would be able to award cash bonuses that would qualify as “performance-based compensation” under Section 162(m), and the Company’s ability to deduct the cash bonuses would be preserved.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3
The summary description of the 2005 Management Incentive Plan below is qualified in its entirety by reference to the provisions of the MIP itself, which is attached as Appendix B to these proxy materials.
Plan Terms
Purpose. The purpose of the MIP is to advance and promote the interests of the Company and the stockholders by providing performance-based incentives to certain employees and to motivate those employees to set and achieve above-average financial and non-financial goals.
Administration. The MIP may be administered by the Compensation Committee; provided, however, that the Compensation Committee may delegate limited authority to the CEO to administer the MIP, and the CEO may further delegate limited authority to the executive officers of the Company to administer the MIP. References in this description to the administrator will include references to the Compensation Committee and to the CEO, or any executive officer of the Company, to the extent authority to administer the MIP has been delegated. The interpretation and construction by the administrator of the MIP or of any award is final.
Eligibility and Participation. Only employees of the Company who are employed in an executive, managerial or professional capacity are eligible to participate in the MIP, including all of our executive officers and approximately 2,500 other employees. An employee must be designated as a participant by the administrator.
Individual Target Awards. At the beginning of each Company fiscal year, the administrator will establish an Individual Target Award for each employee designated to participate in the MIP that year. Individual Target Awards are measured using financial, non-financial, and/or other performance goals established by the administrator. If financial performance goals are used, the administrator may use one or more of the performance objectives as shown in the description of the 2005 Stock Plan, or such other factor or factors as the administrator may determine.
To the extent that awards paid under the MIP are intended to qualify as performance-based compensation, the performance objectives will be one or more of the objectives listed as performance objectives in the 2005 Stock Plan summary and will be established by the Compensation Committee not more than ninety days after the beginning of the fiscal year.
Performance Goals. The list of possible Performance Goals the Compensation Committee may use to establish objectives for the MIP is identical to the list of performance objectives available to that Committee for the 2005 Stock Plan, found on page 21 (see also Appendix B).
Adjustment of Performance Goals. The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items including, but not limited to, merger, acquisition or other reorganization.
Determination of Award Amounts. At the conclusion of the Company’s fiscal year, the administrator will review and approve, modify or disapprove the amount to be paid to employees who were designated MIP participants for such fiscal year. The amount paid is the Individual Target Award adjusted for the actual performance outcome for the fiscal year. Notwithstanding the foregoing, all awards are subject to adjustment by the administrator in its sole discretion.
Maximum Dollar Value of Awards. The maximum dollar value of an award that is paid to a “covered employee” (as defined under Section 162(m)) with respect to any one fiscal year is $6,000,000. This represents a reduction from the existing Management Incentive Plan, which has as a maximum payment to a “covered employee” 2% of Net Income, or approximately $13.1 million for FY 2005.
Payment of Awards. Awards are paid in a single lump sum to participants as soon as is reasonably practicable after the administrator has certified that the applicable performance goals have been achieved and authorizes the payment of corresponding awards. A participant, however, may elect to defer receipt of his or her award pursuant to the terms and conditions of the Company’s DCAP II or any successor plan and in compliance with Code Section 409A. Notwithstanding the foregoing, a participant must be an active employee on the payment date in order to receive his or her award unless the Administrator, in its sole discretion, approves a pro-rata award to a Participant who is not actively employed on the payment date as a result of, among other events, death, disability, or retirement.
Change in Control. In the event of a Change in Control, the Company or any successor or surviving corporation will pay to the MIP participants an award for the fiscal year in which the Change in Control occurs and for any previous fiscal year for which awards have been earned but not yet paid or deferred. Each such award will be equal to the greatest of the following: (i) the participant’s Individual Target Award for the applicable fiscal year; (ii) the participant’s Individual Target Award for the applicable fiscal year adjusted based on the actual performance outcome for that fiscal year, provided, that the administrator may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the participant in the three (or such fewer number of years that the participant has been eligible for such an award) completed fiscal years immediately preceding the applicable fiscal year. The Company or any successor or surviving corporation will pay these awards at the time the awards otherwise would be payable under the MIP; provided, however, that if a participant is terminated without cause or terminates for good reason within twelve months after a Change in Control, then the participant will be paid his or her awards within thirty days of such termination. Notwithstanding the foregoing, any award determined pursuant to this Change in Control provision will be reduced by any corresponding award payable under a participant’s individually negotiated agreement, if any.
Forfeiture. Notwithstanding any other provision of the MIP, if the administrator determines that a participant has engaged in a prohibited activity (as described in the MIP), then upon written notice from the Company to the participant (i) the participant will not be eligible for any award for the fiscal year in which such notice is given or for the preceding fiscal year if the award for such year has not been paid as of the date of the notice, (ii) any payment of an award received by the participant within twelve months prior to the date that the Company discovered that the participant engaged in a prohibited activity must be repaid to the Company by the participant, and (iii) any award deferred under DCAP II within twelve months prior to the date that the Company discovered that the participant engaged in a prohibited activity will be forfeited.
Amendment; Termination. The Board may terminate or suspend the MIP at any time. The Compensation Committee may amend the MIP at any time; provided that (i) to the extent required under Section 162(m), the MIP will not be amended without prior approval of the Company’s stockholders’ and (ii) no amendment retroactively or adversely affects the payment of any award previously made. No amendment adopted after a Change in Control shall be effective if it would reduce a participant’s Individual Target Award for the fiscal year in which the Change in Control occurs, reduce an award payable under the MIP based on the achievement of performance goals in the fiscal year preceding the year in which the Change in Control occurs or modify the provisions of the MIP related to amendment and termination.
New Plan Benefits.
The Compensation Committee approved target awards for FY 2006 for the Named Executive Officers, and the applicable plan administrator approved target awards for other eligible participants, as set forth below:

	2005 Management Incentive Plan

	Individual Target Award as a	Dollar Value of Individual
Name and Position	Percentage of Base Salary	Target Award(1)

John Hammergren, Chairman, President and Chief Executive Officer	135%	$1,721,250
Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer	80%	$ 484,800
Paul C. Julian, Executive Vice President and Group President	90%	$ 675,000
Ivan D. Meyerson, Executive Vice President, General Counsel and Secretary	75%	$ 354,000
Pamela J. Pure, Executive Vice President, President, McKesson Provider Technologies	75%	$ 413,250
Executive Group	60% – 135%	$242,400 – $1,721,250
Non-Executive Officer Employee Group	10% – 60%	$5,000 – $240,000

(1)	The amount of awards actually payable, if any, under the MIP to any individual in any given year is not determinable as awards may vary (either upward or downward) from target awards based upon both individual performance levels and the degree to which pre-established performance objectives are met. MIP awards paid to the Named Executive Officers for FY ’05 are set forth in the Summary Compensation Table on page 32.

Equity Compensation Plan Information
The following table sets forth information as of March 31, 2005 with respect to the plans under which the Company’s common stock is authorized for issuance.

	(a)	(b)	(c)

Number of Securities
	Number of		Remaining Available for
	Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders(1)	22,835,097	$48.17	6,098,620	(2)
Equity compensation plans not approved by security holders(3),(4)	32,751,755	$33.20	10,438,910

(1)	Includes the 1973 Stock Purchase Plan, the 1994 Stock Option and Restricted Stock Plan, the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, and the Employee Stock Purchase Plan (“ESPP”).

(2)	Includes 3,077,678 shares which remained available for purchase under the ESPP at March 31, 2005.

(3)	Includes the broad-based 1999 Stock Option and Restricted Stock Plan, the 1998 Canadian Stock Incentive Plan, the 1999 Executive Stock Purchase Plan, a small assumed sharesave scheme (similar to the ESPP) in the United Kingdom, and two stock option plans.

(4)	As a result of acquisitions, the Company currently has 17 assumed option plans under which options are exercisable for 3,968,478 shares of Company common stock. No further awards will be made under any of the assumed plans and information regarding the assumed options is not included in the table above.
The material terms of all of the Company’s plans are described, in accordance with the requirements of the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” in Financial Notes 1 and 20 of the Company’s consolidated financial statements and in Part III. Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” of the Company’s Form 10-K filed on May 13, 2005. This information is incorporated herein by reference.
Compensation Committee Report on Executive Compensation
The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the Board of Directors, which consists exclusively of independent non-employee directors. As reflected elsewhere in this proxy statement, the Committee annually reviews its charter and changes, if any, are approved by the Board to ensure that the Committee continues to satisfy the requirements of the NYSE while meeting the long- term interests of the Company and its stockholders. Pursuant to the terms of its charter, the Committee has sole responsibility for all aspects of the compensation program for the Company’s executive officers including the CEO. In carrying out its responsibilities, the Committee reviewed all of the elements of compensation for the CEO and other executive officers, and considered the effects of a possible involuntary termination and a possible change in control for executive officers, including the CEO. For FY 2005, the Committee also considered and approved compensation for the CEO as well as the other executive officers.
The Committee retains an independent compensation consultant and, in the past year, has retained outside legal counsel both of whom assist the Committee as necessary in carrying out its responsibilities and its review, analysis and disclosure of the Company’s executive compensation program. Using public and proprietary databases and identifying participants aligned with the Company’s size, lines of business, profitability and complexity as the Company’s peer group, the Committee establishes the parameters for base salary, short-term cash and long-term compensation that are competitive in the market. This peer group includes a broad cross-section of American companies and is reviewed annually. This report describes the policies and the criteria used by the Committee in establishing the principal components of, and setting the level of compensation for, executive officers.
The Committee’s focus during the last eighteen months has included the potential impact of SFAS No. 123 (revised 2004), “Share-Based Payment,” (“FAS 123(R)”) on compensation programs in general, the market for experienced senior level talent and McKesson’s long-term incentive compensation program in particular. The results of these deliberations are presented elsewhere in this report.
The Company’s Philosophy Regarding Executive Compensation
The Company’s executive compensation program is based on the principle of “pay for performance”. The program’s objective is to provide total compensation at competitive levels and incentive compensation that aligns the interests of the Company’s executives with the long-term interests of its stockholders.
Base salary and target bonuses for executive officers take into account competitive market compensation levels for executive officers at companies similar to the Company in size, complexity or lines of business. The long-term compensation program is designed to achieve competitive total compensation and to enhance stockholder value by linking a large part of executive officers’ compensation directly to the Company’s long-term performance.
A number of factors enter into the Committee’s deliberations on the appropriate levels of short and long-term compensation for individual executive officers. The factors include the Company’s performance as measured against financial and non-financial targets approved by the Committee at the beginning of each fiscal year; the individual performance of each executive officer; the overall competitive environment for executives; and the level of compensation needed to attract, retain and motivate executive talent. The recommendations of the independent compensation consultant, as well as surveys supplied by other independent professional compensation consultants provide the quantitative basis for the Committee’s decisions.
This year, the Committee’s deliberations on the impact of FAS 123(R) resulted in:

•	Reallocation of long-term compensation among various forms of equity;

•	Reduction in the target amount of long-term incentive (“LTI”) delivered by stock options and an increase in the portion of LTI delivered by full-value performance-based shares and cash;

•	A direct relationship between the number of full-value shares being granted and specific competitive and performance criteria.

•	A significant reduction in share utilization to a run rate closer to 1.5%.
To further promote management’s alignment with stockholders, in May 2002 the Committee adopted guidelines for McKesson stock ownership applicable to the CEO, and other executive officers. Under these guidelines, executives are expected over time to reach levels of ownership of Company stock equal in value to specified multiples of their base pay. The guidelines require share ownership valued at:

•	CEO: Four times base annual salary

•	Other executive officers: three times base annual salary.

Components of Compensation
Base Pay
Base salary is reviewed annually. Actual base salary is driven by individual performance, competitive practices and level of responsibility. Salary increases reflect the Committee’s determination that base salary levels should be increased, in certain cases, to recognize increased responsibilities and to remain competitive at the median levels of targeted companies.
Base salaries for all exempt employees, including executive officers, were reviewed in October 2004 to bring those salaries in line with competitive practice. Prior to that, salaries for executive officers were last adjusted in June 2002. These salaries are reflected in the Summary Compensation Table on page 32.
Short-Term Incentives
In order to maintain compliance with Section 162(m) of the Internal Revenue Code, the Company is seeking stockholder approval of a new cash short term incentive plan, the 2005 Management Incentive Plan or “MIP.” Significant changes in this plan versus the existing plan include:

•	Reducing the maximum payment to any one individual from 2% of Net Income — approximately $13.1 million for FY 2005 — to $6 million.

•	Broadening the possible performance measures to provide management and the Committee more flexibility to establish “line of sight” goals that drive short and long term stockholder value.
A more complete description of the MIP appears starting on page 24 and the plan text appears in Appendix B.
Under the MIP, individual target awards are set as a percentage of the executive’s base salary or a fixed dollar amount and vary by level of responsibility. The target awards are designed to be competitive with those of the Company’s executive compensation peer group. The peer group and the individual target awards are reviewed regularly.
The annual MIP awards can range from zero to three times the executives’ target awards and are determined by the Company’s and/or individual business unit’s performance versus pre-established objectives. The actual awards may be reduced by the Committee exercising “negative discretion” in accordance with regulations under Section 162(m).
Long-Term Incentives
For FY 2005 the Company continued its long-term incentive practice. Under this program:

•	Participants are granted nonstatutory stock options to purchase shares of the Company’s common stock at fair market value.

•	The Committee establishes a target cash award for each participant under the Long-Term Incentive Plan (“LTIP”). The cash component of the long-term incentive program is designed to reflect actual achievement against financial targets.

•	The Committee reviewed the performance against goals for the Fiscal Year (“FY”) 2003 to FY 2005 performance period and authorized payment of awards which are reflected in the Summary Compensation Table.

•	The Committee set target awards and performance measures for the FY 2005 to FY 2007 performance period.

•	In FY 2005, the Committee introduced restricted stock units as a formal component of the long-term compensation for executive officers, reducing the reliance on stock options.
As noted above, the long-term incentive program will change for FY 2006.

•	Stock options will continue to be an important component of long term compensation for employees, but share utilization is expected to decline significantly.

•	For executive officers, where stock options were the principle vehicle for delivering long-term compensation, reliance on options will be reduced with more LTI value delivered by grants of performance-based restricted stock units. Actual grants of performance-based restricted stock units will vest three years after the close of the performance period. Performance will be based on Company and/or business unit performance.

•	Based on the Company’s performance during FY 2005, awards of performance RSUs were granted to certain of the Named Executive Officers in May 2005, subject to stockholder approval of the proposed 2005 Stock Plan, and are reflected in the Summary Compensation Table.

•	Below the highest levels of the organization, grants of stock options will continue but will be reduced.

•	The cash LTI program will be extended from the historical participation at the executive officer level and their direct reports, to the next two levels of senior executives, further reducing the reliance on stock options.
Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)
Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to Named Executive Officers unless the compensation is “performance based” within the meaning of that Section and regulations thereunder.

•	The current MIP, previously approved by stockholders in 2000 has met the requirement of a performance-based pay program within the meaning of Section 162(m). Awards for FY 2005 as displayed in the Summary Compensation Table, are governed by this Plan. As previously noted, a new plan is being submitted for stockholder approval. Approval is necessary to maintain the tax deductibility of short-term cash awards under Section 162(m) for FY 2006 and thereafter.

•	Proceeds from stock options granted under the 1994 Stock Option and Restricted Stock Plan (the “1994 Plan”), which was also approved by stockholders, are also considered “performance-based” and are eligible for an exception to the deduction limitation. The 1994 Plan expired in October 2004 and a new equity plan (the “2005 Stock Plan”) is being submitted to stockholders for approval. Approval is necessary if the Committee is to be permitted to make grants of equity to executive officers.

•	The restricted stock unit component of the long-term incentive program also meets the requirement of being performance-based and, when granted under the 1994 Plan, is eligible for an exception to the deduction limitation. As stated above, approval of the 2005 Stock Plan is necessary to maintain the status of the restricted stock component of the long-term incentive program as performance-based pay under Section 162(m).

•	The performance awards under the LTIP that became payable in 2005 meet the requirements of performance-based pay within the meaning of Section 162(m).

The Committee’s intention is and has been to comply with the requirements of Section 162(m) unless the Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders.
Compensation of the Chief Executive Officer
McKesson’s executive compensation program is designed to promote the achievement of business objectives and to increase long-term stockholder value. As stated above, the program is founded on the principle of pay for performance. McKesson’s CEO, John Hammergren is a strong proponent of this philosophy.
Incentive compensation of the CEO for FY 2005 was based on achievement of pre-established business objectives. For FY 2005, Mr. Hammergren’s MIP award was $2,200,000. The amount of the award was determined by the Committee, and was based on the Company’s performance and the Committee’s evaluation of Mr. Hammergren’s individual performance. For exceeding business objectives, Mr. Hammergren was also granted 27,919 RSUs, subject to stockholder approval of the 2005 Stock Plan. For FY 2005, Mr. Hammergren also received an award of $3,697,200 under McKesson’s cash LTIP. This award reflected the Company’s total stockholder return versus the S&P 500, EPS growth and Return On Committed Capital for the performance period. In FY 2005, the Committee awarded Mr. Hammergren a nonqualified option on 400,000 shares of McKesson common stock and 180,000 restricted stock units. The equity components of Mr. Hammergren’s long-term compensation directly align a significant portion of his overall compensation with the Company’s stockholders.
Under Mr. Hammergren’s leadership, McKesson achieved its fifth consecutive year of solid financial performance. Since FY 2000, revenues have doubled and earnings per diluted share from continuing operations have more than tripled. In FY 2005, the Company’s total revenues increased 16% to $80.5 billion. Despite significantly fewer pharmaceutical price increases in the second fiscal quarter, and the ongoing evolution of the pharmaceutical distribution business, earnings per diluted share (excluding the securities litigation charge) were level with the prior year at $2.19(1). The revenue increase was driven by continued growth in U.S. and Canadian pharmaceutical distribution markets, significant new pharmaceutical distribution contracts and the growth of key customers. The Company also rapidly developed and successfully executed a plan to transition agreements with pharmaceutical manufacturers to deliver acceptable and more predictable compensation in future years. McKesson Medical-Surgical Solutions revenues were up 3% for the year despite the loss of a large acute care customer and McKesson Provider Technologies revenues were up 8% for the year. Operating cash flow for the year was a record $1.5 billion and the Company ended the year with $1.8 billion in cash. In January, McKesson reached an agreement to settle the consolidated securities litigation which, upon court approval, can easily be funded and will not impair the Company’s ability to pursue its strategy, given the Company’s strong balance sheet and cash flow.
While McKesson’s financial and operating performance has improved significantly over the past five years, the Company has also focused on attracting, motivating, rewarding and retaining high-quality people. Mr. Hammergren has successfully led programs designed to strengthen the depth and talent of the Company’s executive management team, increase employee commitment, identify and develop high-potential people and enhance the quality of the workplace.
It is the Committee’s view that under Mr. Hammergren’s leadership, McKesson continues to make significant progress and improvements in the categories designated for measurement within the Company’s Business Scorecards: Customer Success, Employee Success, Operating Success and Financial Success. Accordingly, the Committee believes that the total compensation
(1)A reconciliation of diluted net loss per share as reported on $0.53 and diluted net income per share, excluding the shareholders’ litigation charge of $2.19, is provided on page 34 of our 2005 Annual Report on Form 10-K.

package for the CEO, as reflected in the Summary Compensation Table that follows, is reasonable and is based on an appropriate balance of the Company’s performance, his own performance and competitive practice.

Compensation Committee of the Board

Alton F. Irby III, Chairman
M. Christine Jacobs
David M. Lawrence, M.D.
Richard F. Syron
Executive Compensation
The following table discloses compensation earned by the Chairman, President and CEO as well as the Company’s four other most highly paid executive officers (the “Named Executive Officers”) for the three fiscal years ended March 31, 2005:
Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
		Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)	($)(4)

John H. Hammergren	2005	1,058,077	2,200,000	250,127	7,389,209	400,000	3,697,200	306,524
Chairman, President and	2004	995,000	2,250,000	189,376	5,357,700	600,000	2,500,000	1,462,028
Chief Executive Officer	2003	991,260	2,500,000	131,512	1,250,000	550,000	4,125,000	345,915
Jeffrey C. Campbell	2005	558,615	550,000	202,189	882,128	95,000	513,500	7,380
Executive Vice President	2004	148,077	150,000	203,000	804,739	300,000	—	300,000
and Chief Financial Officer(5)
Paul C. Julian	2005	630,769	775,000	207,111	2,833,299	175,000	1,437,800	191,904
Executive Vice President	2004	600,000	680,000	144,891	2,077,882	350,000	750,000	203,352
and Group President	2003	595,542	850,000	126,290	425,000	300,000	2,000,000	123,731
Ivan D. Meyerson	2005	430,523	400,000	—	482,730	65,000	410,800	40,979
Executive Vice President,	2004	420,000	400,000	—	1,323,108	75,000	750,000	60,685
General Counsel and	2003	419,018	420,000	—	134,000	60,000	1,110,000	65,139
Secretary
Pamela J. Pure	2005	488,654	525,000	75,360	699,115	60,000	410,800	30,086
Executive Vice President	2004	430,000	310,000	—	164,218	130,000	—	29,791
and President, McKesson Provider Technologies(5)

(1)	Represents the Named Executive Officers’ bonus awards under the MIP for FY 2005 that were either paid in cash or deferred at the executive’s election under DCAP II.

(2)	Under the category “Other Annual Compensation” we include the following: For Mr. Hammergren, in FY 2005, includes $124,946 for use of the Company’s aircraft for personal travel, valued at the estimated incremental cost to the Company. Mr. Hammergren uses the Company aircraft for both business and personal travel for security reasons. For Mr. Julian in FY 2005, includes $160,000 for housing assistance payments. For Mr. Campbell in FY 2005 and FY 2004, includes $87,883 and $200,000, respectively, in connection with the Company’s relocation program.

(3)	The number and value of the aggregate restricted stock holdings, including RSUs of the Named Executive Officers on March 31, 2005 were as follows: Mr. Hammergren — 376,487 shares, $14,212,384; Mr. Campbell — 47,275 shares, $1,784,631; Mr. Julian — 144,415 shares, $5,451,666; Mr. Meyerson — 52,650 shares, $1,987,538; and Ms. Pure —

19,700, $743,675. The executives receive dividends on their shares of restricted stock and dividend equivalents on RSUs, the receipt of which is deferred until the RSUs vest. Subject to the approval of the 2005 Stock Plan, on May 24, 2005, Mr. Hammergren was granted 27,919 RSUs; Mr. Campbell was granted 4,653 RSUs; Mr. Julian was granted 9,835 RSUs; Mr. Meyerson was granted 3,384 RSUs; and Ms. Pure was granted 4,442 RSUs as a result of the Company having met or exceeded financial targets under the Company’s MIP for FY 2005, as described above in the Compensation Committee Report on Executive Compensation.

(4)	For FY 2005, includes the aggregate value of (i) the Company’s stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the “Code”), allocated to the accounts of the Named Executive Officers as follows: Mr. Hammergren — $5,850; and for each of Messrs. Campbell, Julian and Meyerson and Ms. Pure — $7,380; (ii) employer matching contributions under the Supplemental PSIP, an unfunded nonqualified plan established because of limitations on annual contributions contained in the Code, as follows: Mr. Hammergren — $113,240; Mr. Julian — $39,807; Mr. Meyerson — $22,518; and Ms. Pure — $15,791; (iii) above market interest accrued on deferred compensation as follows: Mr. Hammergren — $187,433; Mr. Julian — $144,716; Mr. Meyerson — $11,080 and Ms. Pure — $6,914.

(5)	Mr. Campbell became an executive officer of the Company effective January 28, 2004 and Ms. Pure became an executive officer of the Company effective July 28, 2004.

The following table provides information on stock option grants during FY 2005 to the Named Executive Officers:
Option/ SAR Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(#)(1)(2)	Fiscal 2005	($/Sh)	Date	($)(3)

John H. Hammergren	400,000	6.35%	34.94	5/25/11	5,146,720
Jeffrey C. Campbell	95,000	1.51%	34.94	5/25/11	1,222,346
Paul C. Julian	175,000	2.78%	34.94	5/25/11	2,251,690
Ivan D. Meyerson	65,000	1.03%	34.94	5/25/11	836,342
Pamela J. Pure	60,000	0.95%	34.94	5/25/11	772,008

(1)	No options were granted with SARs and no freestanding SARs have ever been granted. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2)	The option exercise price of the indicated options was 100% of the fair market value on the date of grant. They became 100% exercisable on March 31, 2005, and expire seven years after the date of the grant.

(3)	In accordance with SEC rules, a Black-Scholes option-pricing model was chosen to estimate the grant date present value of the options set forth in this table. The assumptions used in calculating the reported value included: an expected life of 7 years; a dividend yield of 0.67%; stock volatility of 28.4%; and a risk-free interest rate of 4.3%. The Company does not believe that the Black-Scholes model, or any other model can accurately determine the value of an employee option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near this estimated value. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

The following table provides information on the value of each of the Named Executive Officers’ stock options at March 31, 2005:
Aggregated Option/ SAR Exercises in the Last Fiscal Year
and Fiscal Year-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-
	Shares		Options/SARs at	Money Options/SARs at
	Acquired	Value	March 31, 2005(#)	March 31, 2005($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

John H. Hammergren(2)	80,000	964,008	6,513,516/0	32,143,750/ 0
Jeffrey C. Campbell	0	0	95,000/300,000	266,950/2,622,000
Paul C. Julian	0	0	2,245,000/0	12,775,500/ 0
Ivan D. Meyerson(3)	20,000	270,000	1,034,000/0	5,308,263/0
Pamela J. Pure	0	0	497,500/37,500	3,070,150/300,000

(1)	Calculated based upon the fair market value share price of $37.75 on March 31, 2005, less the price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

(2)	Mr. Hammergren exercised stock options on 80,000 shares approaching expiration by means of same day sales.

(3)	Mr. Meyerson exercised expiring stock options and purchased the underlying 20,000 shares by means of a cash exercise.
The following table provides information regarding target awards made under the Long-Term Incentive Plan for the Named Executive Officers during FY 2005.
Long-Term Incentive Plan Awards in the Last Fiscal Year

	Performance	Estimated Future Payouts Under Non-Stock
	or Other	Price-Based Plans(1)
	Period Until
	Maturation or	Threshold	Target	Maximum
Name	Payout	($)	($)	($)

John H. Hammergren	Three Years	$0	$1,800,000	$5,400,000
Jeffrey C. Campbell	Three Years	$0	$500,000	$1,500,000
Paul C. Julian	Three Years	$0	$700,000	$2,100,000
Ivan D. Meyerson	Three Years	$0	$200,000	$600,000
Pamela J. Pure	Three Years	$0	$200,000	$600,000

(1)	The table above represents potential payouts of cash awards, if earned, upon completion of the three-year incentive period beginning April 1, 2004 and ending March 31, 2007. The amounts, if any, paid under the plan will be determined based on the Company’s performance against goals established by the Compensation Committee for cumulative growth in EPS and 12 month trailing Return on Committed Capital. No awards will be paid if the specified minimum performance objectives are not met.

Stock Price Performance Graph
The following graph compares the cumulative total stockholder return on the Company’s common stock for the periods indicated with the Standard & Poor’s 500 Index and the Value Line Health Care Sector Index (composed of 167 companies in the health care industry, including the Company).
Five Year Cumulative Total Return*

	03/31/00	03/31/01	03/31/02	03/31/03	03/31/04	03/31/05

McKesson Corporation	$100.00	$129.02	$181.73	$122.22	$148.69	$187.92
S&P 500 Index	$100.00	$78.32	$78.51	$59.07	$79.82	$85.16
Value Line HealthCare Sector Index	$100.00	$114.28	$116.28	$95.48	$111.76	$116.71

*	Assumes $100 invested in McKesson Common Stock and in each index on March 31, 2000 and that all dividends are reinvested.
Employment Agreements, Executive Severance Policy and Termination of Employment and Change in Control Arrangements
Employment Agreements
The Company entered into an employment agreement with each of Messrs. Hammergren, Julian and Ms. Pure that provides for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. The descriptions that follow are qualified in their entirety by the agreements themselves which have been included as exhibits to the Company’s 2005 Annual Report on Form 10-K.
The Company entered into an Extended Employment Agreement (the “Agreement”) with John H. Hammergren effective as of April 1, 2004 replacing his prior employment agreement with the Company which obligated the Company to offer an extension on terms identical to those in the prior agreement. The new Agreement provides that the Company shall continue to employ Mr. Hammergren as President and CEO of the Company until March 31, 2009, and, that beginning on April 1, 2006, the Agreement will renew automatically so that the remaining term is always three years. The Agreement provides for an annual base salary of at least $1,275,000, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the Company’s MIP shall be calculated using an Individual Target Award of 135% of base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Mr. Hammergren, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Hammergren also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible. Mr. Hammergren received a one-time special bonus payment of $1 million on entering into the Agreement.
The Agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Agreement), he will be entitled to receive: (A) payment of his then-applicable base salary and incentive compensation for the remainder of the term of the Agreement (the “Severance Period”); (B) lifetime coverage under the Company’s Executive Medical Plan and financial counseling program, as well as lifetime office space and secretarial support; (C) continued monthly automobile allowance and participation in DCAP II for the Severance Period; (D) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the Executive Benefits Retirement Plan (“EBRP”), with a final EBRP benefit calculated on the basis of his receiving (i) approved retirement, as defined in the EBRP (“Approved Retirement”) commencing on the expiration of the Agreement and (ii) equal to 60% of Average Final Compensation then specified in the EBRP, increased by 1.5% for each year of completed service from April 1, 2004 through the end of the Severance Period (subject to a maximum of 75%), and without any reduction for early retirement; (E) accelerated vesting of all his stock options and restricted stock; (F) pro-rata awards under the Company’s LTIP for the Severance Period; and (G) for purposes of DCAP II and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if the sum of his age and years of service to the Company is at least 65.
If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a Change of Control (as defined in the Agreement), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection A of the preceding paragraph, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to the greater of (1) the sum of the foregoing salary and incentive continuation payments or (2) 2.99 multiplied by his “base amount” (as determined pursuant to section 280G of the Internal Revenue Code). If Mr. Hammergren’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. At the end of that twelve-month period, Mr. Hammergren would be eligible to receive benefits for an Approved Retirement under the EBRP, calculated at the rate in effect at the time of the disability, without any reduction for early retirement. The payment for this Approved Retirement would be no less than the payment (the “Minimum Lump-Sum Payment”) that would have been provided under Mr. Hammergren’s prior employment agreement for an Approved Retirement. If Mr. Hammergren’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay the benefits payable under the EBRP, calculated at the rate in effect at the time of his death, without any reduction for early retirement, subject to the Minimum Lump-Sum Payment requirement.

If Mr. Hammergren terminates his employment with the Company other than for Good Reason prior to April 1, 2006, he shall be entitled to receive the benefits set forth in clauses (B), (D)(ii) and (G) above, with the right to elect an immediate lump-sum payout of his EBRP benefit reflecting a full actuarial reduction. If Mr. Hammergren terminates his employment with the Company other than for Good Reason after March 31, 2006, he shall be entitled to receive the benefits set forth in clauses (B), (D)(i) and (G) above, without any reduction to his EBRP benefit for early retirement, and subject to the Minimum Lump-Sum Payment requirement.
If the benefits received by Mr. Hammergren under the Agreement are subject to the excise tax provision set forth in section 4999 of the Internal Revenue Code, the Company will provide him with a gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code.
The Agreement provides that, for a period of at least two years following the termination of Mr. Hammergren’s employment with the Company, Mr. Hammergren may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.
The Company entered into a new Employment Agreement with Paul Julian dated as of April 1, 2004 to replace his previous agreement which expired March 31, 2004. That Agreement provides that the Company shall continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by the CEO, until March 31, 2007, with the term automatically extending for one additional year commencing on April 1, 2007, and on each April 1 thereafter. The Agreement provides for an annual base salary of at least $750,000, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the MIP shall be calculated using an Individual Target Award of 90% of his base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Mr. Julian, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Julian also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.
The Agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Employment Agreement), the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a pro-rated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his automobile allowance and Executive Medical Plan benefits until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Employment Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.
If Mr. Julian’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.
The Agreement provides that, for a period of at least two years following the termination of Mr. Julian’s employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.
The Company entered into an Employment Agreement with Pamela Pure dated as of April 1, 2004. That Agreement provides that the Company shall continue to employ Ms. Pure as Executive Vice President and President Provider Technologies, or in such other executive capacities as may be specified by the CEO, until March 31, 2007, with the term automatically extending for one additional year commencing on April 1, 2007, and on each April 1 thereafter. The Agreement provides for an annual base salary of at least $551,000, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to her under the MIP shall be calculated using an Individual Target Award of 75% of her base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Ms. Pure, she will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of her actual MIP award. Ms. Pure also shall receive a monthly automobile allowance and a mortgage allowance, and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.
The Agreement provides that if the Company terminates Ms. Pure without “Cause,” or she terminates for “Good Reason” (both as defined in the Employment Agreement), the Company shall (A) continue her then base salary, reduced by any compensation she receives from a subsequent employer, for the remainder of the term; (B) consider her for a pro-rated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue her automobile allowance and Executive Medical Plan benefits until the expiration of the term; and (D) continue the accrual and vesting of her rights, benefits and existing awards for the remainder of the term of the Employment Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.
If Ms. Pure’s employment with the Company is terminated due to disability, she would continue to receive her then-current salary for a period of up to twelve months. If Ms. Pure’s employment with the Company is terminated by her death, the Company will continue to pay her salary to her surviving spouse or designee for a period of six months.
The Agreement provides that, for a period of at least two years following the termination of Ms. Pure’s employment with the Company, Ms. Pure may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to her termination.
The Company may terminate any of the executives, under the terms of their respective employment agreements, for “Cause” (as defined in each Agreement) in which case the Company’s obligations under the employment agreements cease.
Executive Severance Policy
The Company has an Executive Severance Policy (the “Policy”), which applies in the event an executive officer is terminated by the Company for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Company. The benefit payable to executive officers under the Policy is equal to 12 months’ base salary plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Policy. In January 2004, in accordance with an advisory stockholder proposal that passed at the Company’s 2003 Annual Meeting of Stockholders, the policy was amended to provide that the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus. The amendment does not apply to extensions or renewals of agreements with senior executives entered into prior to the approval of the stockholder resolution if the existing agreement requires the Company to renew or extend the agreement on the same terms.
Termination of Employment and Change in Control Arrangements
The Company has termination agreements in effect with its executive officers, including the Named Executive Officers. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by Company. The agreements are automatically extended for a period of two years following any change in control.
The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Company. Specifically, if following a change in control, the executive officer is terminated by the Company for any reason, other than for “Cause” (as defined in the agreements), or if such executive officer terminates his or her employment for “Good Reason” (as defined in the agreements), then the Company will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her “base amount” (as that term is defined in Section 280G of the Code) less any amount which constitutes a “parachute payment” (as defined in Section 280G). The Company will also continue the executive officer’s coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer’s termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive’s termination of employment), then such termination will automatically be deemed to be an “Approved Retirement” under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Code.
Change in Control
For purposes of the termination agreements and as used elsewhere in this proxy statement, a “change in control” is generally deemed to occur if: (i) any “person” (as defined in the Securities Exchange Act of 1934, as amended) other than the Company or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.
Pension Benefits
The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Company’s qualified retirement plan and supplemental EBRP in the specified compensation and years of service classifications. The benefits are computed as single life annuity amounts. Participants may also elect to receive a lump-sum payment.
Years of Service

Five Year
Average
Compensation	5	10	15	20	25

$1,000,000	$288,500	$377,000	$465,500	$554,000	$600,000
$1,500,000	432,750	565,500	698,250	831,000	900,000
$2,000,000	577,000	754,000	931,000	1,108,000	1,200,000
$2,500,000	721,250	942,500	1,163,750	1,385,000	1,500,000
$3,000,000	865,500	1,131,000	1,396,500	1,662,000	1,800,000
$3,500,000	1,009,750	1,319,500	1,629,250	1,939,000	2,100,000
$4,000,000	1,154,000	1,508,000	1,862,000	2,216,000	2,400,000
$4,500,000	1,298,250	1,696,500	2,094,750	2,493,000	2,700,000
$5,000,000	1,442,500	1,885,000	2,327,500	2,770,000	3,000,000
The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The plan has a five-year service requirement for entitlement to a vested benefit. The maximum benefit is 60% of final average pay (except in the case of Mr. Hammergren, whose benefits under the EBRP are more fully described by the terms of his employment agreement (see “Employment Agreements”)). The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Company’s qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of common stock made to the PSIP assuming 12% growth in the value of the stock.
The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table plus any annual bonus amounts foregone to purchase grants of Bonus Options under the now expired 1994 Plan when that program was made available.
The estimated years of service for purposes of the EBRP at March 31, 2005 for the Named Executive Officers are as follows: Mr. Hammergren, 9; Mr. Julian, 9; Mr. Campbell, 1; Mr. Meyerson, 26; and Ms. Pure, 4. Mr. Meyerson has announced his plans to retire from the Company effective April 1, 2006, and he has been granted “Approved Retirement” by the Compensation Committee.
Certain Relationships and Related Transactions
The Company and its subsidiaries have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s non-employee directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other companies or the interests of the directors involved. The Company anticipates that similar transactions will occur in FY 2006. In addition, Mr. Hammergren’s brother-in-law is a manager in the Company’s Pharmaceutical

Solutions segment and received $99,053 in salary and bonus during FY 2005. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.
Certain Legal Proceedings
Since the announcements by McKesson in April, May and July of 1999 that McKesson had determined that certain software sales transactions in its Information Solutions segment, formerly HBO & Company (“HBOC”) and now known as McKesson Information Solutions LLC, were improperly recorded as revenue and reversed, as of March 31, 2005, ninety-one lawsuits have been filed against McKesson, HBOC, certain of McKesson’s or HBOC’s current or former officers or directors, and other defendants, including Bear Stearns & Co. Inc. and Arthur Andersen LLP. Current directors of McKesson are named as defendants in certain of the actions as described below. A more detailed description of the litigation arising out of accounting issues at HBOC may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.
On January 12, 2005, we announced that we reached an agreement to settle the previously-reported action in the Northern District of California captioned: In re McKesson HBOC, Inc. Securities Litigation (Case No. C-99-20743 RMW)(the “Consolidated Action”). In general, under the agreement to settle the Consolidated Action, we will pay the settlement class a total of $960 million in cash. Plaintiffs’ attorneys’ fees, in an amount yet to be determined, will be deducted from the settlement amount prior to payments to class members. The settlement agreement is subject to various conditions, including, but not limited to, preliminary approval by the Court, notice to the Class, and final approval by the Court after a hearing. On May 20, 2005, Judge Whyte issued an order denying “without prejudice” preliminary approval of the proposed settlement. The order expressed the court’s objection to two non-monetary provisions of the settlement. The Company is working with Lead Plaintiff in an effort to fully address and resolve the court’s objections. Claims against current directors of McKesson in the Consolidated Action have been dismissed with prejudice, and no current directors of McKesson remain as defendants in the case. The release of claims contemplated as part of the settlement of the Consolidated Action would include a release of claims by all members of the settlement class against current directors of the Company.
Other than the Consolidated Action and the ERISA action (as discussed below), none of the previously reported Accounting Litigation has been resolved by the settlement described in the preceding paragraph. During the third quarter of 2005, we established a reserve of $240 million, which the Company believes will be adequate to address its remaining potential exposure with respect to all other previously reported Accounting Litigation, including the previously reported State Actions (discussed below). However, in view of the number of remaining cases, the uncertainties of the timing and outcome of this type of litigation, and the substantial amounts involved, it is possible that the ultimate costs of these matters may exceed or be below the reserve. The range of possible resolutions of these proceedings could include judgments against the Company or settlements that could require payments by the Company in addition to the reserve, which could have a material adverse impact on McKesson’s financial position, results of operations and cash flows.
The previously-reported individual actions in the Northern District of California captioned Jacobs v. McKesson HBOC, Inc., et al. (C-99-21192 RMW), Jacobs v. HBO & Company (Case No. C-00-20974 RMW), Bea v. McKesson HBOC, Inc. et al. (Case No. C-00-20072 RMW), Cater v. McKesson Corporation et al. (Case No. C-00-20327 RMW), Baker v. McKesson HBOC, Inc., et al. (Case No. CV 00-0188), Pacha, et al. v. McKesson HBOC, Inc., et al. (Case No. C01-20713 PVT), and Hess v. McKesson HBOC, Inc. et al. (Case No. C-20003862) remain stayed and are consolidated with the Consolidated Action. The Pacha, Hess and Baker actions name Ms. Shaw as one of the defendants. No other current directors are named as defendants in these individual actions in federal court.
The related federal class action, In re McKesson HBOC, Inc. ERISA Litigation (Northern District of California No. C-00-20030 RMW) (the “ERISA Action”), pending before Judge Whyte, involves ERISA claims brought on behalf of the HBOC Profit Sharing and Savings Plan (the “HBOC Plan”) and the McKesson Profit Sharing and Investment Plan (the “McKesson Plan”), as well as participants in those plans. A Stipulation and Agreement of Settlement has been executed for that portion of the ERISA Action that involves claims by the HBOC Plan or on behalf of a class of HBOC Plan Participants. The settlement resolves all claims by the HBOC Plan and its participants in consideration of an $18.2 million cash payment by the Company. On May 10, 2005, the Court issued an order preliminarily approving the settlement. The settlement is subject to various conditions, including, but not limited to, notice to the class and final approval by the Court after a hearing. The separate ERISA claims of the McKesson Plan and its participants are not resolved by this settlement. The Company’s motion to dismiss those claims remains pending before the Court. This consolidated ERISA class action names certain of the Company’s current and former officers and directors as defendants.
Twenty-four actions have also been filed in various state courts in California, Colorado, Delaware, Georgia, Louisiana and Pennsylvania (the “State Actions”). As with the Consolidated Action, the State Actions generally allege misconduct by McKesson or HBOC (and others) in connection with the events leading to McKesson’s decision to restate HBOC’s financial statements. Of those, two cases, both shareholder derivative actions, assert claims against the directors: Ash, et al. v. McCall, et al., (Case No. 17132) (re-named Saito et al. v. McCall, (Civil Action No. 17132)) filed in the Delaware Chancery Court on April 30, 1999 and Mitchell v. McCall et al., (Case No. 304415), filed in California Superior Court, City and County of San Francisco on June 23, 1999. As a result of the Company’s various pretrial motions, only a single post-merger accounting oversight claim against the directors of post-merger McKesson remains to be litigated in the Saito action. The Company is a nominal defendant in each of these actions.
None of the Federal or State Actions names Mr. Budd, Mr. Hammergren, Ms. Knowles, Dr. Lawrence, Mr. Matschullat or Mr. Syron as a defendant.
Indebtedness of Executive Officers
The table below shows, as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period April 1, 2004 through March 31, 2005, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at March 31, 2005. The indebtedness shown for Messrs. Hammergren and Kirincic reflects the balance owed on a secured housing loan in the original principal amount of $500,000 each. The indebtedness shown for Mr. Julian reflects the balance owed on secured housing loans in the aggregate amount of $1,250,000. These housing loans are without interest unless and until the individuals fail to pay any amount under the loans when due and thereafter at a market rate.

	Largest
	Aggregate	Amount of
	Amount of	Indebtedness at
Executive Officer	Indebtedness	March 31, 2005

John H. Hammergren	$500,000	$500,000
Paul C. Julian	1,499,693	1,250,000
Paul E. Kirincic	500,000	500,000

Audit Committee Report
The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors which may be found on the Company’s website at www.mckesson.com under the caption Governance. The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm of Deloitte & Touche LLP, (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2005 (the “Audited Financial Statements”) with management. In addition, the Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.
The Audit Committee also has received the written disclosures and the letter from D&T required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with that firm its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of the firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.
The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the SEC.

Audit Committee of the Board

Marie L. Knowles, Chairman
Wayne A. Budd
Robert W. Matschullat
Jane E. Shaw

Item 4.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2006
The Audit Committee has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2006. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.
We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of D&T are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2005 and 2004, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting. Fees paid for those years were as follows:

	2005	2004

Audit Fees	$8,025,827	$4,148,456
Audit-Related Fees	1,342,835	1,345,905

Total Audit and Audit-Related Fees	9,368,662	5,494,361
Tax Fees	782,167	1,003,460
All Other Fees	0	0

Total	$10,150,829	$6,497,821
Audit Fees. This category includes the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters. Fees in this category were significantly higher in FY 2005 primarily because of work in connection with the Sarbanes-Oxley Section 404 requirements.
Audit-Related Fees. The services for fees under this category include other accounting advice, employee benefit plan audits and due diligence related to acquisitions.
Tax Fees. The services for fees related to this category include employee income tax compliance, sales tax services, unclaimed property services, international compliance and planning services, international assignment services — employee assistance, other tax planning services and licensing of income tax preparation software.
All Other Fees. The Company paid no fees in this category in 2004 or 2005.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the Applicable Rules, and as set forth in the terms of its Charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy which requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche.

Item 5.	Stockholder Proposal
The Company has received the following proposal from the International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington D.C. 20001, which owns 80 shares of the Company’s common stock:
RESOLVED, that stockholders of McKesson Corporation (“McKesson”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director who has not previously served as an executive officer of McKesson. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent Chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent director is available and willing to serve as Chairman.
SUPPORTING STATEMENT
It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company a single individual, John Hammergren, holds the positions of both Chairman of the Board and CEO. We believe that one person cannot adequately represent the interests of shareholders and provide the necessary leadership and objectivity as Chairman when he holds both positions.
Shareholders of McKesson require an independent leader to ensure that management acts strictly in the best interests of the Company especially when our Company is in crisis. In September of 2001, the SEC filed securities fraud charges against six former McKesson executives, alleging “that each of the senior managers played integral roles in a scheme to “cook the books” of the company”1, during the company’s merger with the HBO Company. As a result, “the company’s market value diminished by more than $9 billion.”2 According to press reports McKesson has agreed to pay $960 million to settle a class-action lawsuit based on the alleged accounting fraud.3
We believe that separating the positions of Chair and CEO will enhance independent Board leadership at McKesson and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
We believe the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the company.
We therefore urge shareholders to vote FOR this proposal.

[1]	SEC Litigation Release No. 17189, October 15, 2001.

[2]	Id.

[3]	“McKesson Settles Suit for $960 Million”, New York Times, Jan. 14, 2005.

Your Board recommends a vote AGAINST this proposal for the following reasons:
The Board of Directors of the Company has carefully considered this proposal and has concluded that its adoption is unnecessary and would not be in the best interests of the Company or its shareholders. The Board believes that it should have the flexibility to organize its functions and conduct its business in the most efficient and effective manner and to determine the most qualified Director to serve as Chairman of the Board, whether such Director is an independent Director or the Chief Executive Officer. Because the Chief Executive Officer bears primary responsibility for managing the Company’s business on a day-to- day basis, the Board currently believes the Chief Executive is the person in the best position to chair the regular Board meetings, and to help ensure that key business issues and shareholder interests are presented to and considered by the Board. Accordingly, at the present time, the Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board.
The Board is committed to sound and effective corporate governance practices, and has adopted Corporate Governance Guidelines (“Guidelines”) and independence standards (both of which can be found on the Company’s website at www.mckesson.com under Governance.) The Guidelines require that a substantial majority of the Directors on the Board satisfy the Board’s independence standards which, in some cases, go beyond the criteria required by the New York Stock Exchange. Currently, nine of the ten Directors meet those independence standards, with the exception being our Chairman and Chief Executive Officer, Mr. Hammergren. In addition, as required by the Guidelines (a) each of the Audit, Compensation and Governance Committees are composed entirely of independent Directors, (b) the independent Directors meet in executive sessions without management on a regularly scheduled basis, and (c) an independent Director has been designated as Presiding Director by the Board to preside at such executive sessions, and also review proposed agendas for Board meetings prior to the agenda being finalized and distributed to the Directors. Finally, the Guidelines and the charter of each Committee specified above provide that the Board may retain independent consultants, legal counsel or other advisors at Company expense to assist the Directors in connection with their duties.
The Board believes that the Company’s corporate governance structure and practices, with their emphasis on independence and accountability, obviate the need for this proposal. It is important to note that nothing in the Company’s bylaws either precludes the separation of the offices of Chairman and Chief Executive Officer or requires their combination; and the Guidelines state that the Board has a flexible policy with respect to the combination or separation of these offices. The Board has in fact separated these positions in the past when it believed it was appropriate to do so. This most recently occurred during the period from April 1997 to July 2002, and the Board may determine to separate these positions again in the future. The Board believes that it remains in the best interests of shareholders for the Board to retain its flexibility, and be able to determine on a case-by-case basis whether the Chief Executive Officer, or an independent Director, should serve as Chairman of the Board.
YOUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.
ADDITIONAL CORPORATE GOVERNANCE MATTERS
10-K Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2005.

Solicitation of Proxies
The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $10,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.
Other Matters
In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.
Compliance with Corporate Governance Listing Standards
The Company submitted an unqualified certification to the NYSE in calendar 2004 regarding the Company’s compliance with the NYSE corporate governance listing standards.
Stockholder Proposals for the 2006 Annual Meeting
To be eligible for inclusion in the Company’s 2006 Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 16, 2006. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be sent to the Secretary of the Company at the address set forth above and must be received no later than April 28, 2006. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, not later than April 28, 2006 and not earlier than March 29, 2006.
A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Ivan D. Meyerson
Executive Vice President, General Counsel and
Secretary
June 16, 2005
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

Appendix A
McKESSON CORPORATION
2005 STOCK PLAN

1.	Purpose.
This McKesson Corporation 2005 Stock Plan is intended to provide Employees and Directors the opportunity to receive equity-based, long-term incentives so that the Corporation may effectively attract and retain the best available personnel, promote the success of the Corporation by motivating Employees and Directors to superior performance, and align Employee and Director interests with those of the Corporation’s stockholders.

2.	Effective Date.
This Plan was adopted by the Board on May 25, 2005, to be effective immediately, subject to approval by the Corporation’s stockholders.

3.	Administration.

(a)	Administration with respect to Outside Directors.
With respect to Awards to Outside Directors, the Plan shall be administered by (A) the Board or (B) the Committee on Directors and Corporate Governance of the Board; provided that such committee consists solely of Directors who qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, all Awards made to members of the Committee on Directors and Corporate Governance shall be approved by the Board.

(b)	Administration with respect to Employees.
With respect to Awards to Employees, the Plan shall be administered by (A) the Board, (B) the Compensation Committee of the Board; provided that such committee consists solely of Directors who qualify as “outside directors” for purposes of Code section 162(m) and “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act, or (C) in limited situations, by an officer or officers of Corporation pursuant to Section 3(c) below.

(c)	Delegation of Authority to an Officer of the Corporation.

(i) The Board may delegate to a Director the authority to administer the Plan with respect to Awards made to Employees who are not subject to Section 16 of the Exchange Act.

(ii) The Board may delegate to an officer or officers of the Corporation the authority to administer the Plan with respect to Options granted to Employees who are not subject to Section 16 of the Exchange Act.

(d)	Powers of the Administrator.
The Administrator shall from time to time at its discretion make determinations with respect to Employees and Directors who shall be granted Awards, the number of Shares or Share Equivalents to be subject to each Award, the vesting of Awards, the designation of Options as Incentive Stock Options or Nonstatutory Stock Options and other conditions of Awards to Employees and Directors.
The Administrator shall have the full power and authority, in its sole discretion, to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt subplans applicable to specified Affiliates or locations and to take all actions in connection with the administration of the Plan as it deems necessary or advisable.
The Administrator shall have, subject to the terms and conditions and within the limitations of Plan, including the limitations of Section 22, the authority to modify, extend or renew outstanding Awards granted to Employees and Directors under the Plan; provided, that an Option or Stock Appreciation Right shall not be modified, extended or renewed beyond its maximum seven year term. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, impair any Award previously granted under the Plan.
The interpretation and construction by the Administrator of any provisions of the Plan or of any Award shall be final. No member of a Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

4.	Eligibility.
Subject to the terms and conditions set forth below, Awards may be granted to Employees and Directors. Notwithstanding the foregoing, only employees of the Corporation and its Subsidiaries may be granted Incentive Stock Options.

(a)	Ten Percent Stockholders.
An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries is not eligible to receive an Incentive Stock Option pursuant to this Plan unless the Exercise Price of the Incentive Stock Option is at least 110% of the Fair Market Value of the underlying Shares on the date of the grant and the term of the option does not exceed five years. For purposes of this Section 4(a) the stock ownership of an Employee shall be determined pursuant to Code section 424(d).

(b)	Number of Awards.
A Participant may receive more than one Award, including Awards of the same type, but only on the terms and subject to the restrictions set forth in the Plan. Subject to adjustment as provided in Section 16, the maximum aggregate number of Shares or Share Equivalents that may be subject to Full Value Awards granted to a Participant in any fiscal year of the Corporation is 500,000 Shares or Share Equivalents and the maximum number of Shares or Share Equivalents that may be subject to Options or Stock Appreciation Rights granted to a Participant in any fiscal year of the Corporation is 1,000,000 Shares or Share Equivalents.

5.	Stock.

(a)	Share Reserve.
Subject to adjustment as provided in Section 16, the aggregate number of Shares subject to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Share-Based Awards issued under this Plan shall not exceed 13,000,000 Shares, which Shares shall be Shares of the Corporation’s authorized but unissued or reacquired Common Stock bought on the market or otherwise. If any outstanding Option or Stock Appreciation Right under the Plan for any reason expires or is terminated or any Restricted Stock or Other Share-Based Award is forfeited, then the Shares allocable to the unexercised portion of such Option or Stock Appreciation Right or the forfeited Restricted Stock or Other Share-Based Award may again be available for issuance under the Plan. The following Shares may not again be made available for issuance under the Plan: Shares not issued or delivered as a result of the net exercise of a Stock Appreciation Right or Option; Shares used to pay the withholding taxes related to an Award; or Shares repurchased on the open market with the proceeds of an Exercise Price.

(b)	Limitation.
Notwithstanding any other provision of Section 5, for any one Share issued in connection with a Full Value Award or a stock-settled Stock Appreciation Right, that Share and one additional Share shall no longer be available for issuance in connection with future Awards.

6.	Options.
Options granted to Employees and Directors pursuant to the Plan shall be evidenced by written Option Agreements in such form as the Administrator shall determine. Options shall be designated as Incentive Stock Options or Nonstatutory Stock Options and shall be subject to the following terms and conditions:

(a)	Number of Shares.
Each Option shall state the number of Shares to which it pertains, which shall be subject to adjustment in accordance with Section 16.

(b)	Exercise Price.
Each Option shall state the Exercise Price, determined by the Administrator, which shall not be less than 100% the Fair Market Value of a Share on the date of grant, except as provided in Section 16.

(c)	Method of Payment.
An Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price in cash or, if acceptable to the Administrator in its sole discretion (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares), (ii) by the withholding and surrender of the Shares subject to the Option, or (iii) by delivery (on a form prescribed by the Administrator) of an irrevocable direction to a securities broker approved by the Administrator to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Administrator, consistent with applicable law, regulations and rules.

(d)	Term and Exercise of Options.
Each Option shall state the time or times when it may become exercisable. No Option shall be exercisable after the expiration of seven years from the date it is granted.

(e)	Limitations on Transferability.
An Option shall, during a Participant’s lifetime, be exercisable only by the Participant. No Option or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Options outstanding on the date of death; (ii) a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any Nonstatutory Stock Option to a Family

Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of an Option or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Option by notice to the Participant and the Option shall thereupon become null and void.

(f)	Termination of Employment.
Each Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Unless otherwise provided in the Option Agreement, the Administrator may, in its sole discretion, extend the post-termination exercise period with respect to an option (but not beyond the original term of such option).

(g)	Rights as a Stockholder.
A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.

(h)	Limitation of Incentive Stock Option Awards.
If and to the extent that the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries exceeds $100,000, the Options covering Shares in excess of such amount (taking into account the order in which the Options were granted) shall be treated as Nonstatutory Stock Options.

(i)	Other Terms and Conditions.
The Option Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Option or the conditions under which the Option may be forfeited, as may be determined by the Administrator that are consistent with the Plan.

7.	Stock Appreciation Rights.
Stock Appreciation Rights granted to Employees pursuant to the Plan may be granted alone, in addition to, or in conjunction with, Options. Stock Appreciation Rights shall be evidenced by written Stock Appreciation Right Agreements in such form as the Administrator shall determine and shall be subject to the following terms and conditions:

(a)	Number of Shares.
Each Stock Appreciation Right shall state the number of Shares or Share Equivalents to which it pertains, which shall be subject to adjustment in accordance with Section 16.

(b)	Calculation of Appreciation; Exercise Price.
The appreciation distribution payable on the exercise of a Stock Appreciation Right will be equal to the excess of (i) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Shares or Share Equivalents in which the Participant is vested under such Stock Appreciation Right on such date, over (ii) an amount that will be determined by the Administrator on the date of grant of the Stock Appreciation Right but that shall not be less than 100% of the Fair Market Value of a Share on the date of grant (the “Exercise Price”).

(c)	Term and Exercise of Stock Appreciation Rights.
Each Stock Appreciation Right shall state the time or times when may become exercisable. No Stock Appreciation Right shall be exercisable after the expiration of seven years from the date it is granted.

(d)	Payment.
The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock or in cash, or any combination of the two, or in any other form of consideration as determined by the Administrator and contained in the Stock Appreciation Right Agreement.

(e)	Limitations on Transferability.
A Stock Appreciation Right shall, during a Participant’s lifetime, be exercisable only by the Participant. No Stock Appreciation Right or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Stock Appreciation Rights outstanding on the date of death; (ii) a stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of a Stock Appreciation Right or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Stock Appreciation Right by notice to the Participant and the Stock Appreciation Right shall thereupon become null and void.

(f)	Termination of Employment.
Each Stock Appreciation Right Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Stock Appreciation Right Agreements entered into pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

(g)	Rights as a Stockholder.
A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Appreciation Right until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.

(h)	Other Terms and Conditions.
The Stock Appreciation Right Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Stock Appreciation Right or the conditions under which the Stock Appreciation Right may be forfeited, as may be determined by the Administrator that are consistent with the Plan.

8.	Restricted Stock.

(a)	Grants.
Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. A book entry shall be made in the records of the Corporation’ transfer agent for each Participant receiving a Restricted Stock Award, alternatively, such Participant shall be issued a stock certificate in respect of such shares of Restricted Stock. If a certificate is issued, it shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Administrator shall require that stock certificates evidencing such shares be held by the Corporation until the restrictions lapse and that, as a condition of any Restricted Stock Award, the Participant shall deliver to the Corporation a “stock assignment separate from certificate” relating to the stock covered by such Award.

(b)	Restrictions and Conditions.
The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:

(i) During a period set by the Administrator commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or encumber shares of Restricted Stock, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.

(ii) Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the

Corporation, including the right to vote the shares and the right to receive any cash dividends. The Administrator, in its sole discretion, as determined at the time of Award, may provide that the payment of cash dividends shall or may be deferred and, if the Administrator so determines, invested in additional shares of Restricted Stock to the extent available under Section 5, or otherwise invested. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

(iii) The Administrator shall specify the conditions under which shares of Restricted Stock may be forfeited and such conditions shall be set forth in the Restricted Stock Agreement.

(iv) If and when the Restriction Period applicable to shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, an appropriate book entry recording the Participant’s interest in unrestricted Shares shall be entered on the records of the Corporation’s transfer agent or, if appropriate, certificates for an appropriate number of unrestricted Shares shall be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock shall be canceled.

9.	Restricted Stock Units.

(a)	Grants.
Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees and Directors to whom, and the time or times at which, grants of Restricted Stock Units will be made, the number of Restricted Stock Units to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock Units, the time or times within which such Restricted Stock Units may be subject to forfeiture, and all other terms and conditions of the Restricted Stock Unit Awards. The Administrator may condition the grant of Restricted Stock Unit Awards upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
The terms of each Restricted Stock Unit Award shall be set forth in a Restricted Stock Unit Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. No book entry shall be made in the records of the Corporation’s transfer agent for a Participant receiving a Restricted Stock Unit Award, nor shall such Participant be issued a stock certificate in respect of such Restricted Stock Units, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Restricted Stock Units.
(b) Restrictions and Conditions.
The Restricted Stock Units awarded pursuant to this Section 9 shall be subject to the following restrictions and conditions:

(i) At the time of grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions or conditions on the vesting of the Restricted Stock Units, as the Administrator deems appropriate. During such vesting period, the Participant shall not be permitted to sell, transfer, pledge, assign or encumber the Restricted Stock Units, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in

Control or such other factors or criteria as the Administrator may determine in its sole discretion.

(ii) Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate.

(iii) The Administrator shall specify the conditions under which Restricted Stock Units may be forfeited and such conditions shall be set forth in the Restricted Stock Unit Agreement.

(c) Deferral Election.
Each recipient of a Restricted Stock Unit Award shall be entitled to elect to defer all or a percentage of any Shares he or she may be entitled to receive upon the lapse of any restrictions or vesting period to which the Award is subject. This election shall be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Code section 409A.

10.	Outside Director Awards.
Each Outside Director may be granted a Restricted Stock Unit Award on the date of each annual stockholders meeting for up to 5,000 Share Equivalents, as determined by the Board. Such limitation is subject to adjustment as provided in Section 16. Each Restricted Stock Unit Award shall be fully vested on the date of grant; provided, however, that receipt of any Shares as payment for the Restricted Stock Unit Award shall be delayed until such time as the Outside Director’s service with the Corporation terminates. Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate. Other terms and conditions of the Restricted Stock Unit Awards granted to Outside Directors shall be determined by the Board subject to the provisions of Section 9 and the Plan.

11.	Performance Shares.
(a) Grants.
Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Performance Shares will be made, the number of Performance Shares to be awarded, the price (if any) to be paid by the recipient of the Performance Shares, the time or times within which such Performance Shares may be subject to forfeiture, and all other terms and conditions of the Performance Shares.
The terms of Performance Shares shall be set forth in a Performance Share Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the

Administrator determines to be necessary or appropriate to carry out the intent of the Plan. With respect to a Performance Shares, no book entry shall be made in the records of the Corporation’s transfer agent nor shall certificate for shares of Common Stock be issued at the time the grant is made, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Performance Shares.
(b) Restrictions and Conditions.

(i) The Performance Shares awarded pursuant to this Section 11 shall be subject to the following restrictions and conditions: The Administrator may condition the grant of Performance Shares upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion or the Administrator may, at the time of grant of a Performance Share Award, set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant. In either case, the time period during which the performance objectives must be met is called the “Performance Period.” After the applicable Performance Period has ended, the recipient of the Performance Shares will be entitled to receive the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved, and which shares may be subject to additional vesting. After the grant of Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objective for such Performance Shares.

12.	Other Share-Based Awards.
(a) Grants.
Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), may be granted either alone or in addition to or in conjunction with other Awards under this Plan. Awards under this Section 12 may include (without limitation) the grant of Shares conditioned upon some specified event, the payment of cash based upon the performance of the Common Stock or the grant of securities convertible into Common Stock.
Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares, Share Equivalents or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share-Based Awards. The Administrator may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals or such other factors as the Administrator shall determine, in its sole discretion. In granting an Other Share-Based Award, the Administrator may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan.
(b) Terms and Conditions.

In addition to the terms and conditions specified in the Other Share-Based Award Agreement, Other Share-Based Awards shall be subject to the following:

(i) Any Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, prior to the date on which the Shares are issued or the Award becomes payable, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(ii) The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of termination of the Employee’s employment or the Director’s service prior to the exercise, realization or payment of such Award, and the Administrator in its sole discretion may provide for payment of the Award in the event of the Participant’s termination of employment or service with the Corporation or a Change in Control, with such provisions to take account of the specific nature and purpose of the Award.

13.	Performance Objectives.
The Administrator shall determine the terms and conditions of Awards at the date of grant or thereafter; provided that performance objectives, if any, for each year related to an Award granted to a Covered Employee shall be established by the Administrator not later than the latest date permissible under Section 162(m). To the extent that such Awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Corporation or one or more operating units or groups, as the Compensation Committee of the Board may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other corporations, may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Participants.
Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations. The Administrator shall specify the manner of adjustment of any performance objective to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Administrator, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

14.	Acceleration of Vesting and Exercisability.
The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

15.	Change in Control.
(a) An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable agreement and determined by the Committee on a grant by grant basis or as may be provided in any other written agreement between the Company or any Affiliate and the Participant; provided, however, that in the absence of such provision, no such acceleration shall occur.
(b) A “Change in Control” of the Corporation shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), excluding the Corporation or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a Corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or

(ii) During any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or

(iv) The shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately prior to such transaction or series of transactions.

16.	Recapitalization.
In the event that the Administrator, in its sole discretion, shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to preserve (but not increase) the rights of participants under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares which may thereafter be issued in connection with respect to Awards pursuant to Sections 4(b) and 5, (ii) the number and kind of shares issued in respect of outstanding Awards, and (iii) the Exercise Price relating to any Options or Stock Appreciation Right.

17.	Term of Plan.
Awards may be granted pursuant to the Plan until the termination of the Plan on May 24, 2015.

18.	Securities Law Requirements and Limitation of Rights.
(a) Securities Law.
No Shares shall be issued pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfected an exemption from registration; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.
(b) Employment Rights.
Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or an Affiliate or to remain in service as a Director. The Corporation and its Affiliates reserve the right to terminate the employment of any Employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any), and the Board reserves the right to terminate a Director’s membership on the Board for cause in accordance with the Corporation’s Certificate of Incorporation.
(c) Stockholders’ Rights.
Except as otherwise provided in the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to an appropriate book entry recording the Participant’s interest in Shares being entered on the records of the Corporation’s transfer agent or, if appropriate, the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such book entry is made or such certificate is issued.

19.	Awards in Foreign Countries.
The Administrator shall have the authority to adopt such modifications, rules, procedures and subplans as may be necessary or desirable to facilitate compliance with the provisions of the laws and procedures of foreign countries in which the Corporation or its Affiliates may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.

20.	Beneficiary Designation.
Participants and their Beneficiaries may designate on the prescribed form one or more Beneficiaries to whom distribution shall be made of any Award outstanding at the time of the Participant’s or Beneficiary’s death. A Participant or Beneficiary may change such designation at any time by filing the prescribed form with the Administrator. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, to the residuary beneficiary under the terms of the Participant’s or Beneficiary’s last will and testament or, in the absence of a last will and testament, to the Participant’s or Beneficiary’s estate as Beneficiary. Notwithstanding the foregoing, the Administrator may prescribe specific methods or restrictions on beneficiary designations made Participants or Beneficiaries located outside of the United States.

21.	Amendment of the Plan.
The Board may suspend or discontinue the Plan at any time. The Compensation Committee of the Board may amend the Plan with respect to any Shares at the time not subject to Awards; provided, however, that only the Board may amend the Plan and submit the Plan to the stockholders of the Corporation for approval with respect to amendments that:

(a) Increase the number of Shares available for issuance under the Plan or increase the number of Shares available for issuance pursuant to Incentive Stock Options under the Plan;

(b) Materially expand the class of persons eligible to receive Awards;

(c) Expand the types of awards available under the Plan;

(d) Materially extend the term of the Plan;

(e) Materially change the method of determining the Exercise Price or purchase price of an Award;

(f) Delete or limit the requirements of Section 22;

(g) Remove the administration of the Plan from the Administrator; or

(h) Amend this Section 21 to defeat its purpose.

22.	No Authority to Reprice.
Without the consent of the stockholders of the Corporation, except as provided in Section 16, the Administrator shall have no authority to effect either (i) the repricing of any outstanding Options or Stock Appreciation Rights under the Plan or (ii) the cancellation of any outstanding Options or Stock Appreciation Rights under the Plan and the grant in substitution therefor of new Options or Stock Appreciation Rights under the Plan covering the same or different numbers of Shares.

23.	Use of Proceeds From Stock.
Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Corporation.

24.	No Obligation to Exercise Option or Stock Appreciation Right.
The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.

25.	Approval of Stockholders.
This Plan and any amendments requiring stockholder approval pursuant to Section 21 shall be subject to approval by affirmative vote of the stockholders. Such vote shall be taken at the first annual meeting of stockholders of the Corporation following the adoption of the Plan or of any such amendments, or any adjournment of such meeting.

26.	Governing Law.
The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.

27.	Interpretation.
The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act, Code section 162(m), and Code section 409A and Notice 2005-1 promulgated thereunder, and all provisions hereof shall be construed in a manner to so comply.

28.	Withholding Taxes.
(a) General.
To the extent required by applicable law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Corporation for the satisfaction of any required income tax, social insurance, payroll tax or other tax related to withholding obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.
(b) Other Awards.
The Administrator may permit a Participant who exercises an Option or Stock Appreciation Right or who vests in an other Award to satisfy all or part of his or her withholding tax obligations by having the Corporation withhold a portion of the Shares that otherwise would be issued to him or her under such Awards. Such Shares shall be valued at the Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Administrator, shall be subject to such restrictions as the Administrator may impose, including any restrictions required by rules of the Securities and Exchange Commission.

29.	Definitions.
(a) “Administrator” means the Board, either of the Committees appointed to administer the Plan or, if applicable, an officer of the Corporation appointed to administer the Plan in accordance with Section 3(c).
(b) “Affiliate” means any entity, whether a corporation, partnership, joint venture or other organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.
(c) “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Shares or an Other Share-Based Award under the Plan.
(d) “Beneficiary” means a person designated as such by a Participant or a Beneficiary for purposes of the Plan or determined with reference to Section 20.
(e) “Board” means the Board of Directors of the Corporation.
(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or the Committee on Directors and Corporate Governance of the Board, or both, as applicable.
(h) “Common Stock” means the $0.01 par value common stock of the Corporation.
(i) “Corporation” means McKesson Corporation, a Delaware corporation.
(j) “Covered Employee” means the Chief Executive Officer or any Employee whose total compensation for the taxable year is required to be reported to stockholders under the Exchange Act by reason of such Employee being among the four highest compensated officers for the taxable year (other than the chief executive officer).
(k) “Director” means a member of the Board.
(l) “Employee” means an individual employed by the Corporation or an Affiliate (within the meaning of Code section 3401 and the regulations thereunder).
(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n) “Exercise Price” means the price per Share at which an Option or Stock Appreciation Right may be exercised.
(o) “Fair Market Value” of a Share as of a specified date means

(i) if the Common Stock is listed or admitted to trading on any stock exchange, the closing price on the date the Award is granted as reported by such stock exchange (for example, on its official web site, such as www.nyse.com), or

(ii) if the Common Stock is not listed or admitted to trading on a stock exchange, the mean between the lowest reported bid price and highest reported asked price of the Common Stock on the date the Award is granted in the over-the-counter market, as reported by such over-the-counter market (for example, on its official web site, such as www.otcbb.com), or if no official report exists, as reported by any publication of general circulation selected by the Corporation which regularly reports the market price of the Shares in such market.
(p) “Family Member” means any person identified as an “immediate family” member in Rule 16(a)-1(e) of the Exchange Act, as such Rule may be amended from time to time. Notwithstanding the foregoing, the Committee may designate any other person(s) or entity(ies) as a “family member.”
(q) “Full Value Award” means an Award that does not provide for full payment in cash or property by the Participant.
(r) “Incentive Stock Option” means an Option described in Code section 422(b).
(s) “Nonstatutory Stock Option” means an Option not described in Code section 422(b) or 423(b).
(t) “Option” means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Section 6. “Option Agreement” means the agreement between the Corporation and the Participant which contains the terms and conditions pertaining to the Option.
(u) “Other Share-Based Award” means an Award granted pursuant to Section 12. “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award which contains the terms and conditions pertaining to the Other Share-Based Award.
(v) “Outside Director” means a Director who is not an Employee.
(w) “Participant” means an Employee or Director who has received an Award.

(x) “Performance Shares” means an Award denominated in Share Equivalents granted pursuant to Section 11 that may be earned in whole or in part based upon attainment of performance objectives established by the Administrator pursuant to Section 13. “Performance Share Agreement” means the agreement between the Corporation and the recipient of the Performance Shares which contains the terms and conditions pertaining to the Performance Shares.
(y) “Plan” means this McKesson Corporation 2005 Stock Plan.
(z) “Restricted Stock” means Shares granted pursuant to Section 8. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock which contains the terms, conditions and restrictions pertaining to the Restricted Stock.
(aa) “Restricted Stock Unit” means an Award denominated in Share Equivalents granted pursuant to Section 9 in which the Participant has the right to receive a specified number of Shares at or over a specified period of time. “Restricted Stock Unit Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock Unit Award which contains the terms and conditions pertaining to the Restricted Stock Unit Award.
(bb) “Share” means one share of Common Stock, adjusted in accordance with Section 16 (if applicable).
(cc) “Share Equivalent” means a bookkeeping entry representing a right to the equivalent of one Share.
(dd) “Stock Appreciation Right” means a right, granted pursuant to Section 7, to receive an amount equal to the value of a specified number of Shares which will be payable in Shares or cash as established by the Administrator. “Stock Appreciation Right Agreement” means the agreement between the Corporation and the recipient of the Stock Appreciation Right which contains the terms and conditions pertaining to the Stock Appreciation Right.
(ee) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

30.	Execution.
To record the adoption of the Plan effective May 25, 2005, the Corporation has caused its authorized officer to execute the same.

MCKESSON CORPORATION

By

APPENDIX B
McKESSON CORPORATION
2005 MANAGEMENT INCENTIVE PLAN

A.	Name; Effective Time
The name of this plan is the McKesson Corporation 2005 Management Incentive Plan. The Plan replaces in its entirety the Company’s 1989 Management Incentive Plan. The Plan is effective, subject to approval by the Company’s stockholders, for fiscal years of the Company commencing on and after April 1, 2005.

B.	Purpose
The purpose of the Plan is to advance and promote the interests of the Company and its stockholders by providing performance-based incentives to certain employees and to motivate those employees to set and achieve above-average financial and non-financial objectives.

C.	Administration
The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.
Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer (the “CEO”) the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not members of the Officer Group as Participants, (ii) to recommend members of the Officer Group to the Committee for designation as Participants; provided that the Committee shall review and approve members of the Officer Group as Plan Participants recommended by the CEO, (iii) to add and delete employees who are not members of the Officer Group from the list of designated Participants, (iv) to establish Individual Target Awards for Participants who are not members of the Officer Group, (v) to establish performance goals upon achievement of which such Individual Target Awards will be based, and (vi) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not members of the Officer Group for the applicable Plan Year based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive offices of the Company, except that the CEO may not delegate his authority to recommend members of the Officer Group to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.
The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not members of the Officer Group. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final.

D.	Participation
1. Eligibility — Executives, Managers and Professionals
Only active employees of the Company who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan.

2.	Designation of Participants
No person shall be entitled to any award under the Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year.

E.	Individual Target Awards for Participants
At the beginning of each Plan Year, the Committee shall establish an Individual Target Award for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Plan Year shall not imply or require that an Individual Target Award or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph G.4 below (but subject to the limitations applicable to Covered Employees contained in Article H), the actual award may be as much as three times target or as low as zero for any Plan Year.

F.	BASIS OF AWARDS
1. Performance Goals
The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for each segment of the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as may be permitted by the regulations issued under Section 162(m), and to the extent that awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.

2.	Adjustment of Performance Goals
Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

3.	Performance Goals Related to More Than One Segment of the Company
Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a unit’s management may be based on a combination of corporate, unit and sub-unit performance against objectives.

4.	Individual Performance
Subject to the limitations set forth in Article H below, individual performance of each Participant may be measured and used in determining awards under the Plan.

G.	Award Determination
1. Award Determined by Committee
After any Plan Year for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Plan Year. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee.

2.	Financial and Non-Financial Performance
Individual Target Award amounts will be modified based on the achievement of financial and non-financial objectives by the Company and relevant units and/or sub-units. Performance results against objectives shall be reviewed and approved by the Committee in accordance with paragraph F.2 above, as applicable.

3.	Individual Performance
Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Plan Year.

4.	Overall Effect
The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Plan Year to as much as three times the Individual Target Award, and may reduce any amount payable to zero, subject to Article H.

H.	Procedures Applicable to Covered Employees
Awards under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth in this Article H. Notwithstanding the provisions of paragraph G.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article H.

At the beginning of a Plan Year, the Committee shall establish Individual Target Awards for such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m). The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph F.1 above. The extent, if any, to which an award will be payable will be based upon the degree of achievement of the Performance Goals in accordance with a pre-established objective formula or standard as determined by the Committee. The application of the objective formula or standard to the Individual Target Award will determine whether the Covered Employee’s award for the Plan Year is greater than, equal to or less than the Participant’s Individual Target Award. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the award shall be made as soon as reasonably practicable after the Payment Date in accordance with the objective formula or standard applied to the Individual Target Award unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.
Notwithstanding any other provision of the Plan, the maximum award payable to any Participant who is a Covered Employee for any Plan Year shall not exceed $6,000,000.

I.	Payment of Awards
An award under the Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after Payment Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Administration Plan II or any successor plan (“DCAP II”) and in compliance with Section 409A of the Code. No awards may be deferred by a Participant under DCAP II unless he or she is an active employee of the Company on the date the award is paid or he or she retired after December 31 of such Plan Year.

J.	Employment on Payment Date
No award shall be made to any Participant who is not an active employee of the Company on the Payment Date; provided, however, that the Committee, in its sole and absolute discretion, may make pro-rata awards to Participants in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment prior to the Payment Date. Any such pro-rated awards shall be determined by the Committee in accordance with Article G above after taking into account the portion of the Plan Year completed.

K.	Change in Control
In the event of a Change in Control, the Company or any successor or surviving corporation shall pay to each Participant an award for the Plan Year in which the Change in Control occurs and for any previous Plan Year for which awards have been earned but not yet paid or deferred. Each such award shall be equal to the greatest of the following: (i) the Participant’s Individual Target Award for the applicable Plan Year; (ii) the Participant’s Individual Target Award for the applicable Plan Year adjusted based on the actual performance outcome for that Plan Year, provided, that the Committee may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the Participant in the three (or such fewer number of years that the Participant has been eligible for such an award) completed Plan Years immediately preceding the applicable Plan Year. Such awards shall be paid by the Company or any successor or surviving corporation at such time as the awards otherwise would be payable under the Plan; provided, however, that if a Participant is terminated without Cause or terminates for Good Reason within twelve months after a Change in Control, then such Participant shall be paid his or her awards determined under this Article K, within thirty days of such termination. Notwithstanding the foregoing, any award determined pursuant to this Article K shall be reduced by any corresponding award payable under a Participant’s individually negotiated agreement, if any.

L.	Forfeiture
Any other provision of the Plan to the contrary notwithstanding, if the Committee determines that a Participant has engaged in any of the actions described below, then upon written notice from the Company to the Participant (i) the Participant shall not be eligible for any award for the year in which such notice is given or for the preceding year, if such award has not been paid as of the date of the notice, (ii) any payment of an award received by the Participant within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall immediately be repaid to the Company by the Participant in cash (including amounts withheld pursuant to Article M) and (iii) any award deferred pursuant to Article I within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall be forfeited immediately and shall not be distributed to the Participant under any circumstances.
The consequences described above shall apply if the Participant, either before or after termination of employment with the Company:

1. Discloses to others, or takes or uses for his or her own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how or any other proprietary information or intellectual property belonging to the Company and obtained by the Participant during the term of his or her employment, whether or not they are the Participant’s work product. Examples of such confidential information or trade secrets include, without limitation, customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Participant knows or has reason to know that the Company intends or expects secrecy to be maintained; or

2. Fails to promptly return all documents and other tangible items belonging to the Company in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon termination of employment, whether pursuant to retirement or otherwise; or

3. Fails to provide the Company with at least thirty (30) days’ written notice prior to directly or indirectly engaging in, becoming employed by, or rendering services, advice or assistance to any business in competition with the Company. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Company at the time of the termination of the Participant’s employment with the Company; or

4. Fails to inform any new employer, before accepting employment, of the terms of this section and of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Company and obtained by the Participant during the term of his or her employment with the Company; or

5. Induces or attempts to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Participant or any third party; or

6. Engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company; or

7. Directly or indirectly engages in, becomes employed by, or renders services, advice or assistance to any business in competition with the Company, at any time during the twelve months following termination of employment with the Company.
The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections 1 through 7 above, and its determination shall be conclusive and binding on all interested persons.
Any provision of this Article L which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Article L.

M.	Withholding Taxes
Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.

N.	Employment Rights
Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

O.	Nonassignment; Participants Are General Creditors
The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under DCAP II with respect to amounts deferred under Article I) and any attempted assignment shall be null, void and of no effect.
Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

P.	Amendment or Termination
The Board of Directors may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that (i) to extent required under Section 162(m), the Plan will not be amended without prior approval of the Company’s stockholders, and (ii) no amendment shall retroactively and adversely affect the payment of any award previously made. Notwithstanding the foregoing, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce a Participant’s Individual Target Award for the Plan Year in which the Change in Control occurs, (b) would reduce an award payable to a Participant based on the achievement of Performance Goals in the Plan Year before the Plan Year in which the Change in Control occurs, or (c) modify the provisions of this paragraph.

Q.	Successors and Assigns
This Plan shall be binding on the Company and its successors or assigns.

R.	Interpretation and Severability
The Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

S.	Definitions
“Cause” shall mean termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
“Change in Control” A Change in Control shall be deemed to have occurred if any of the events set forth in any of the following paragraphs shall occur:

a. any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

b. during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new members of the Board of Directors (other than a member designated by a “person” who has entered into an agreement with the Company to effect a transaction described in Sections a, c and d of this definition) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

c. consummation of a merger or consolidation of the Company with any other corporation, which has been approved by the shareholders of the Company, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

d. the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board of Directors of McKesson Corporation; provided, however, that the Committee shall consist solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.
“Company” shall mean McKesson Corporation, a Delaware corporation, including its subsidiaries and affiliates.
“Covered Employee” shall mean an eligible Participant designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) for the Plan Year in which an award is payable hereunder.
“Good Reason” shall mean any of the following actions, if taken without the express written consent of the Participant:

a. any material change by the Company in the functions, duties, or responsibilities of the Participant, which change would cause such Participant’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to the Participant immediately prior to the Change in Control;

b. any reduction in the Participant’s base salary;

c. any material failure by the Company to comply with any of the provisions of any employment agreement between the Company and the Participant;

d. the requirement by the Company that the Participant be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities and commensurate with the amount of travel required of the Participant prior to the Change in Control; or

e. any failure by the Company to obtain the express assumption of this Plan by any successor or assign of the Company.
“Individual Target Award” shall mean the target award established for each Participant under Article E, which shall be a percentage of the Participant’s base salary or a fixed dollar amount, as determined by the Committee.
“Officer Group” shall mean the Covered Employees and any other officer of the Company designated as part of the Officer Group by the Committee.
“Participants” shall mean those employees specifically designated as Participants for a Plan Year under Article D.
“Payment Date” shall mean the date following the conclusion of a Plan Year on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.
“Performance Goals” shall have the meaning set forth in Article F hereof.

“Plan” shall mean the McKesson Corporation 2005 Management Incentive Plan.
“Plan Year” shall mean the fiscal year of the Company.
“Section 162(m)” shall mean Section 162(m) of the Code and regulations promulgated thereunder, as may be amended from time to time.

T.	Execution
Executed effective as of                     , 2005.

McKESSON CORPORATION

By

ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION

8:30 a.m.
Wednesday, July 27, 2005
A.P. Giannini Auditorium
555 California Street
San Francisco, CA 94104

Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your
McKesson Corporation share ownership.

McKESSON CORPORATION

Proxy for Annual Meeting
8:30 A.M., July 27, 2005
Solicited on Behalf of the Board of Directors of the Corporation

     The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints John H. Hammergren and Ivan D. Meyerson, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California on July 27, 2005 at 8:30 a.m. and any adjournment or postponement thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

     Your shares will not be voted unless you (1) vote by telephone, (2) vote via the Internet, as described on the reverse side, or (3) sign and return this card.

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR proposals 1, 2, 3 and 4, and AGAINST proposal 5.

Continued on the reverse side.

McKESSON CORPORATION
P.O. BOX 11181
NEW YORK, NY 10203-0181

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/mck

•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-233-5390

•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR

MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Please cast your vote by telephone or via the internet as instructed below, or complete, date, sign and mail this proxy promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 27, 2005. If you do so, you do not need to mail in your proxy card.

ON LINE DELIVERY OF PROXY MATERIAL

If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: https//www.giveconsent.com/mck.

1-866-233-5390

CALL TOLL-FREE TO VOTE

☐	â DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET â

Please Sign, Date and Return
the Proxy Card Promptly
Using the Enclosed Envelope.

☒
Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NUMBERED 1, 2, 3 AND 4, AND “AGAINST” ITEM NUMBER 5.

1.	ELECTION OF DIRECTORS — NOMINEES FOR ELECTION FOR THREE-YEAR TERMS EXPIRING IN 2008

FOR     ☐     WITHHELD     ☐     EXCEPTIONS     ☐

Nominees: 01 — Marie L. Knowles, 02 — Jane E. Shaw

03 — Richard F. Syron

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	The approval of the 2005 Stock Plan.	☐	☐	☐

3.	The approval of the 2005 Management Incentive Plan.	☐	☐	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

		FOR	AGAINST	ABSTAIN

4.	Ratifying of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

5.	Stockholder proposal relating to Chairmanship of Board.	☐	☐	☐

	Please check the box to the right if you plan to attend the Annual Meeting			☐

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

S C A N L I N E

Date	Share Owner sign here	Co-Owner sign here